Filed Pursuant to Rule 424(b)(3)

Registration No. 333-126122

BLAST ENERGY SERVICES, INC.

14550 TORREY CHASE BOULEVARD, SUITE 330

HOUSTON, TEXAS 77014-1022

PROSPECTUS

5,191,870 SHARES

COMMON STOCK

We are registering up to 5,191,870 shares of our common stock for sale by certain shareholders of our company identified in this Prospectus. These shareholders are referred to throughout this Prospectus as “selling stockholders.” Of the 5,191,870 shares of our common stock subject to this Prospectus, 1,874,703 shares of our common stock are currently issued and outstanding; 3,317,167 shares of our common stock are issuable upon the exercise of certain warrants and other rights and upon the conversion of certain indebtedness of the Company.

The selling stockholders who wish to sell their shares of our common stock may offer and sell their shares on a continuous or delayed basis in the future. These sales may be conducted at fixed prices, market prices or at negotiated prices, and the selling stockholders may engage a broker or dealer to sell their shares. We will not receive any proceeds from these sales, but we will receive proceeds from the exercise of any warrants. For additional information on possible methods of sale, you should see ‘Plan of Distribution’ on page 18.

The securities being registered trade on the Over-the-counter bulletin board under the symbol “BESV.OB”. On June 30, 2005, the last reported sales price of our common stock was $0.48 per share.

Investment in small businesses involves a high degree of risk, and investors should not invest any funds in Blast Energy Services, Inc. unless they can afford to lose their entire investment. See Risk Factors, beginning on Page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 1, 2005.

BLAST ENERGY SERVICES, INC.

i

BLAST ENERGY SERVICES, INC.

Summary Information and Risk Factors

Summary Information

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this Prospectus and our financial statements and notes to those statements appearing elsewhere in this Prospectus. This summary highlights material information contained elsewhere in this Prospectus.

General

Our mission is to substantially improve the economics of existing oil and natural gas (“oil and gas”) operations through the application of our licensed and proprietary technologies.

Our primary segment will be our abrasive jetting business. We have been striving to develop a commercially viable lateral drilling technology with the potential to penetrate through well casing and into reservoir formations to stimulate oil and gas production. In 2003, with the acquisition of exclusive rights to a proprietary horizontal drilling process we began to deploy lateral drilling services in the field. During 2004, it became apparent that this process was limited in its application to various types of oil and gas formations. After redesigning and improving the existing process and designing and testing some newer technologies, we now believe that we can deliver a valuable and cost effective production enhancement service to onshore oil and gas producers, particularly operators of marginal wells. The goal is to make this new service reliably predictable and consistently dependable for our customers. We are currently building our first new generation lateral drilling rig with the capability of abrasive fluid jetting by use of much higher hydraulic horsepower. During this period of development and construction, we have conducted no drilling operations and the only income provided by our primary segment has been the proceeds from the sale of equipment. The capabilities of this new generation rig should allow us to expand our market opportunities to a wider range of services, including specialty casing cutting, long reach perforating, lateral jetting and specialty completions. Following favorable results and customer acceptance of this initial rig’s capabilities, we intend to order the construction of additional rigs and significantly grow the deployment of our abrasive jetting service.

Funding for developing this abrasive cutting capability into a lateral drilling application is expected to come from current and future capital commitments as well as from the proceeds of the assignment of the exclusive rights acquired in 2003. We have entered into an agreement with Advanced Drilling Systems, LLC (“ADS”), a private investment group partially owned by Eric McAfee, a major shareholder of our common stock, pursuant to which ADS has agreed to fund $1.2 million for the construction of the first abrasive fluid jetting rig. The agreement has not been fully funded. As of June 15, 2005, we have received $249,500 under the agreement. In addition, the agreement for the assignment of our exclusive rights acquired in 2003 is in default as the party to the agreement, Maxim TEP, Inc. (“Maxim”), has not made the $500,000 payment due to us on June 3, 2005. We have put Maxim on notice that it is in default and can cure the default by paying 110% of the payment by July 18, 2005. One of the principals of Maxim is Dan Williams, one of our former officers. No assurances can be given that the capital from these sources or any other, if received, will be adequate or timely. Without additional funding, the construction of the rig will have to be halted until we are able to secure alternate funding.

Our secondary business segment is providing satellite services to oil and gas companies. This service allows them to remotely monitor and control well head, pipeline or drilling operations through low cost broadband data and voice services to remote operations where conventional land based communication networks do not exist or are too costly to install. Longer term, our vision is to introduce additional early stage technologies in the energy services sector, all of which would fit our mission of helping energy companies economically produce more oil and gas.

Corporate History

In September 2000, we were incorporated as Rocker & Spike Entertainment, Inc, a California corporation. Until December 31, 2000, operations consisted of organizational matters and the search for an operating company with

BLAST ENERGY SERVICES, INC.

which to perform a merger or acquisition. Effective January 1, 2001, we purchased the assets and web domain of Accident Reconstruction Communications Network from its sole proprietor. Following the acquisition, we changed our name from Rocker & Spike Entertainment, Inc. to Reconstruction Data Group, Inc. At that time, we provided research, communication and marketing exposure to the accident reconstruction industry through our website and seminars.

In April 2003, we entered into a merger agreement with Verdisys, Inc. (“Verdisys”). Verdisys was initially incorporated as TheAgZone Inc. in 1999 as a California corporation. Its purpose was to provide e-Commerce satellite services to agribusiness. They changed their name to Verdisys in 2001, and in 2003, with the acquisition of exclusive rights to a proprietary lateral drilling process throughout most of the U.S. and Canada, they changed their market focus to concentrate on services to the oil and gas industry.

The merger agreement with Verdisys called for us to be the surviving company. In connection with the merger, our name changed to Verdisys, our articles of incorporation and bylaws remained in effect, the officers and directors of Verdisys became our officers and directors, each share of Verdisys’ common stock was converted into one share of our common stock, and our accident reconstruction assets were sold.

Effective June 6, 2005, we formally changed our name to Blast Energy Services, Inc. from Verdisys in part to reflect our focus on the energy service business. We have shifted our business strategy away from an agricultural related business toward energy services. We believe such a name change creates better name recognition related to the types of service that we intend to provide and the ability to trademark new applications and services in a way to uniquely identify them with our company.

BLAST ENERGY SERVICES, INC.

Summary of the Offering

Shares outstanding before the offering	35,309,473(1)

Shares offered by selling stockholders	5,191,870 shares of our common stock. (1)(2)

Use of proceeds	We will not receive any of the proceeds from the sale of our common stock offered by the selling stockholders. However, we may receive an aggregate of $3,303,353 upon the exercise of all of the warrants held by the selling stockholders if such warrants are exercised for cash. Such funds, if any, will be used for working capital and general corporate purposes.

Risk factors	The shares offered hereby involve a high degree of risk. You should carefully consider the information set forth in the ‘Risk Factors’ section of this Prospectus as well as other information set forth in this Prospectus, including our financial statements and related notes.

Plan of distribution	The offering of our shares of common stock is being made by stockholders of our company who may wish to sell their shares. Sales of our common stock may be made by the selling stockholders in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices.

OTC Bulletin Board Trading Symbol	“BESV.OB”(3)

(1)	As of June 6, 2005.

(2)	Includes 3,317,167 shares of common stock issuable upon exercise of rights or warrants, or conversion of indebtedness.

(3)	Effective June 10, 2005.

BLAST ENERGY SERVICES, INC.

Risk Factors

Investing in our common stock is highly speculative and risky. You should be able to bear a complete loss of your investment. You should carefully consider the following risks and the other information in this Prospectus before investing in the shares. If any of the following risks and uncertainties develops into actual events, the business, financial condition and operating results could be materially adversely affected, and you could lose your entire investment. The risks and uncertainties described below are not the only ones which we face; there may be additional risks and uncertainties not presently known to us or those we currently believe are immaterial which could also have a negative impact on our business, financial condition, and operating results.

This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including the risk factors described below. The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the shares offered hereby.

GENERAL RISKS RELATING TO OUR COMPANY

1. Cash flow from our current operations do not cover expenses and our future depends on the successful deployment of our abrasive jetting rig. The deployment of our abrasive jetting rig is in jeopardy due to funding issues.

Funding for developing our abrasive cutting capability into a lateral drilling application was expected to come from current capital commitments as well as from the proceeds of the assignment of the exclusive rights acquired in 2003. However, the agreement with ADS has not been fully funded. ADS agreed to fund $1.2 million for the construction of our first abrasive fluid jetting rig, but as of June 15, 2005, we have received $249,500. On March 8, 2005, we agreed to sell our master license for the Landers lateral drilling technology to Maxim for $1.3 million in cash to be received over four installments. As of June 15, 2005 we have received the first two installments for a total of $400,000, but have not received the $500,000 payment that was due on June 3, 2005. We have put Maxim on notice that they are in default and can cure the default by paying 110% of the payment by July 18, 2005. Due to the delay in these funding sources, we have slowed down the construction of our first abrasive jetting rig. If this funding does not materialize or new funding is not developed, the construction of the rig will be halted.

2. We have a limited operating history, which makes it difficult to evaluate our business performance.

We have been in existence for a few years, but we have been conducting drilling operations using the proprietary lateral drilling technology only since June 2003 and satellite services to the oil and gas industry only since June 2002. We have commenced the construction of our first rig utilizing the abrasive jetting technology to the down-hole milling and lateral jetting techniques. Abrasive jetting has been successfully commercialized in several industries but is not yet proven in the energy drilling industry. Because we have a limited operating history, there is little historical financial data upon which an investor may evaluate our business performance. Our revenue and income potential are unproven. An investor must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies with limited capital in a rapidly evolving market. These risks and difficulties include our ability to develop our infrastructure, reliability in the milling process in our lateral drilling technology, attract and maintain a base of customers, provide customer support, personnel, and facilities to support our business, and respond effectively to competitive and technological developments. Our business strategy may not be successful or may not successfully address any of these risks or difficulties. While we believe our business model will permit us to generate substantial revenues, there is no guarantee that the revenues will be realized. Failure to realize the revenue may have a material adverse effect on our financial condition.

3. We are an investment risk because business and marketing strategies planned are not proven.

We have no established basis to assure investors that business or marketing strategies will be successful. We are highly dependent upon the acquisition of subscribers for our satellite division; selection of, and productivity from, appropriate oil and gas wells; as well as the effective application of technologies and services within operations. Our business model and marketing strategies anticipate such application and productivity, yet are unproven by a

BLAST ENERGY SERVICES, INC.

significant history of business operations. Failure to prove that our business model and strategies work through continued operations may have a material adverse effect on our business and financial condition.

4. We may require additional capital in the future, which may not be available to us.

We may need to raise additional funds through public or private debt or equity financing or other various means. Adequate funds may not be available when needed or may not be available on favorable terms. If we raise additional funds by issuing equity securities, dilution to existing stockholders will result, and such equity may have rights, preferences and privileges senior to those of our common stock. If we raise additional funds by issuing debt securities, we may be required to agree to covenants that may restrict our ability to expend or raise capital in the future. If funding is insufficient at any time in the future, we may be unable to fund acquisitions, take advantage of business opportunities or respond to competitive pressures. Failure to raise additional capital in the future may have a material adverse effect on our financial condition.

5. Our auditors have expressed doubt as to our ability to continue as a going concern

As noted in the Independent Auditors Report (See Financial Note 2 to our December 31, 2004 Financial Statements), our continued substantial operating losses raise substantial doubt as to our ability to continue as a going concern. We are in an early stage of development and are rapidly depleting our cash resources, therefore we have determined that we will need to raise additional financing in the short term to continue in operation and fund future growth. We incurred liquidated damages claimed by an investor of $500,000 related to the timing of providing registration rights for the private financing that we arranged in November 2003. We also have significant contingent liabilities, which may be determined adversely to us. If we are unable to raise additional financing to satisfy these obligations this would have a material adverse effect on our operations.

We currently plan to raise additional financing. The use of stock for currency in financing or making acquisitions may be heavily curtailed while we are under SEC investigation. (See Financial Note 17 to our December 31, 2004 Financial Statements) If we are unable to arrange new financing or generate sufficient revenue from new business arrangements, we will be unable to continue in our current form and will be forced to restructure or seek creditor protection.

6. We experienced operating losses in 2002, 2003, 2004 and 2005, and this trend may continue.

We suffered net losses of $3,128,782, $7,356,045 and $5,590,275 for the years ended December 31, 2002, 2003 and 2004, respectively and $1,218,565 for the three months ended March 31, 2005. These losses are the result of a sporadic revenue stream which has been inadequate to compensate for our operating and overhead costs. The volatility underlying the early stage nature of our business and our industry prevents us from accurately predicting future operating conditions and results, and we could continue to have losses. It is uncertain when, if ever, we will have significant operating income or cash flow from operations sufficient to sustain operations. If cash needs exceed available resources, there can be no assurances that additional capital will be available through public or private equity or debt financings. Sustained losses will continue to have a material adverse effect on our business.

7. We have negative working capital.

We had negative working capital of $2,549,209 and $1,966,228 as of December 31, 2004 and March 31, 2005, respectively. Due to this situation we have structured payments to vendors in a manner to continue operations. Our vendors may decide to stop providing services and or materials until we are able to pay them according to their terms. Our vendors may decide to no longer offer credit to us. A large portion of our accounts payable are due to our legal support vendors and they may cease to assist us until we can make satisfactory payment arrangements. If we cannot raise capital, we will need our lenders to extend payment terms or accept stock in lieu of cash. Lack of current cash liquidity will continue to have a material adverse effect on our business.

8. Significant amounts of our outstanding common shares are restricted from immediate resale but may be available for resale into the market in the near future, possibly causing the market price of our common stock to drop significantly.

As of June 6, 2005, we had 35,309,473 shares of common stock issued and outstanding held by approximately 490 shareholders of record. The shares we are registering in this offering once registered may be resold in the public market immediately, resulting in an additional 5,191,870 common shares available for resale.

BLAST ENERGY SERVICES, INC.

As restrictions on resale for these shares being registered and the remaining outstanding shares end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them in an excessive amount relative to the market demand for our shares. An excessive sale of our shares may result in a material adverse effect on the price of our common stock, and our ability to raise capital.

9. One principal stockholder can influence the corporate and management policies of our company.

Berg McAfee Companies, and its affiliates, effectively control approximately 30% of the outstanding common stock. Therefore, Berg McAfee Companies, and its affiliates, may have the ability to substantially influence all decisions made by us. Additionally, Berg McAfee Companies, and its affiliates, control could have a negative impact on any future takeover attempts or other acquisition transactions. Furthermore, certain types of equity offerings require stockholder approval depending on the exchange on which shares of a company’s common stock is traded. In the event we are required to obtain stockholder approval of a financing, Berg McAfee Companies, and its affiliate ownership, could block such a financing. The control by one principal stockholder results in less control by our board of directors, management and the remaining stockholders. Please read ‘Certain Relationships and Related Transactions.’

10. We may sustain losses resulting from our extension of credit to non-paying customers.

We have, prior to February 2004, conducted much of our drilling activities for related parties, and we did not require collateral in support of our account receivables. This resulted, on occasion, in an impediment to us obtaining full payment for accounts receivable. Although we are implementing procedures to combat this credit risk, there can be no assurance that our efforts will be successful. Failure to guard against credit risk may have a material adverse effect on our financial condition.

11. SEC investigation and inquiries may continue to draw on our limited financial resources and continue to negatively impact our ability to raise additional capital.

We received notice that the Securities and Exchange Commission initiated a formal investigation into our reporting practices and public statements about the company in 2003.

The SEC has requested substantiation and documentary evidence from us concerning the performance of certain lateral drilling services by subcontractors in the period from May 2003 to September 2003, supervision of such services by our executive management at the time, revenue recognition related to the performance of such services, the third quarter 2003 earnings restatement, public statements concerning the services performed, and related matters. The SEC has also requested information and documentary evidence related to our acquisition of certain assets of QuikView, Inc., a related party company, in June, 2003.

Since December 2003, we have taken several steps to address issues related to the SEC’s inquiries, including the termination and replacement of the previous Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”). Two directors have resigned from our board and we have appointed a new Chief Financial Officer (“CFO”). Internal controls have been strengthened overall, particularly with respect to the public release of information and the recognition of revenue. We also initiated an internal investigation of the matters of concern to the SEC. Consequently, we restated our second and third quarter financial statements for 2003 to reverse all revenue related to the aforementioned period.

We are cooperating fully with the SEC, including the provision of numerous documents and voluntary testimony by our current executives. In December 2004, the staff of the SEC notified us that it was considering recommending that the SEC bring a civil injunction (including a possible permanent injunction and a civil penalty) against us alleging violations of provisions of the Sections 10(b), 13(b)(2)(A), 13(b)(2)(B) and 15(d) of the Securities Exchange Act of 1934 and rules promulgated thereunder in connection with the purchase and sale of our securities, recordkeeping, internal controls, certification and disclosure obligations. We were notified of our right to make a Wells submission. We have provided information to the SEC setting forth the specific steps we have taken to upgrade the quality and effectiveness of our board of directors, replace the previous management team with industry experts, improve our recordkeeping, internal and disclosure controls, and revenue recognition procedures. Although we are working to bring the matter to a prompt conclusion, we cannot make any assurance that the investigation will be resolved positively or that it will not have negative effects on our limited resources or our ability to raise capital and use our stock as acquisition currency during the period of the investigation.

BLAST ENERGY SERVICES, INC.

12. We are subject to certain additional lawsuits. If these lawsuits are successful and substantial damages are awarded, these damages would have a material adverse effect on our financial condition.

In February 2005, we entered into an Agreed Judgment and Order of Severance with Gryphon Master Fund, L.P. (“Gryphon”) as to all breach of contract claims related to our delay in registering common stock acquired by Gryphon in October 2003. Under the terms of the Agreed Judgment, we are obligated to pay $500,000 to Gryphon on or before September 30, 2005. Our current cash position is not sufficient to meet this obligation. Additional financing or positive cash flow will be required to satisfy this obligation. Gryphon agreed to abate their remaining claims and related discovery on the lawsuit against us until after September 30, 2005. In the lawsuit, Gryphon has also claimed that it has sustained actual damages in excess of $6.2 million. In July 2004, Gryphon filed a lawsuit in state district court in Dallas, Texas against us, alleging, among other things, breach of contract and securities fraud by us. In connection with the lawsuit, Gryphon requested liquidated damages, actual damages, punitive damages, interest, cost and attorneys’ fees among other claims. We intend to vigorously defend ourselves in this matter with respect to the remaining claims of Gryphon. If Gryphon prevails, it may obtain significant damages that may have a material adverse effect on our financial condition.

In July, 2004 we were informed that one of our former CEOs filed a lawsuit against us for breach of contract and wrongful discharge. These claims seek relief in excess of $500,000 related to an alleged employment agreement and damages related to an excess of 4 million stock options claimed due pursuant to the alleged agreement. The lawsuit was filed in state court in San Diego, California. We intend to vigorously defend ourselves.

An adverse outcome in any of the above litigation would have a material adverse effective on our financial condition and result of operations.

Please see the section ‘Legal Proceedings.’

13. Our common stock is currently traded over the counter on the Over-the-Counter market and is considered a “penny stock” resulting in potential illiquidity and high volatility in the market price of our common stock.

The market price of our common stock is likely to be highly volatile as is the stock market in general as well as the capital stock of most small cap companies. Our common stock currently trades over the counter on the OTC Bulletin Board, where stocks typically suffer from lower liquidity. This may lead to depressed trading prices, greater price volatility and difficulty in buying or selling shares in large quantities. Currently, there is a limited trading market for our common stock, and we cannot predict when, if ever, a fully developed public market for the common stock will occur.

14. Because our common stock is considered a “penny stock,” certain rules may impede the development of increased trading activity and could affect the liquidity for stockholders.

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ stock market, subject to certain exceptions for companies which exceed certain minimum tangle net worth requirements.

Our common stock is subject to the SEC’s “penny stock rules”. The rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the “penny stock rules” require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. And, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These rules may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. In addition, the penny-stock rules could have an adverse effect on our ability to raise capital in the future from offerings of our common stock.

On January 12, 2004, the SEC proposed amendments to the penny stock rules to ensure that investors continue to receive the protections of those rules. The SEC also is proposing that broker-dealers be required to enhance their disclosure schedule to investors who purchase penny stocks, and that those investors have an explicit “cooling-off

BLAST ENERGY SERVICES, INC.

period” to rescind the transaction. These amendments could place further constraints on broker-dealers’ ability to sell our securities.

15. Our operations are subject to inherent risks that are beyond our control and these risks may not be fully covered under our insurance policies.

We plan to deploy the first drilling rig utilizing high pressure abrasive jetting and the application of the technology does not have a safety history. However, we expect our operations to be subject to hazards inherent in the oil and gas industry, such as accidents, blowouts, explosions, craterings, fires and oil spills. These conditions can cause:

•	personal injury or loss of life;

•	damage to or destruction of property, equipment and the environment; and

•	suspension of operations.

In addition, claims for loss of oil and gas production and damage to formations can occur in the well service industry. Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in us being named as a defendant in lawsuits asserting large claims.

We maintain insurance coverage that we believe to be customary in the industry against these hazards. However, we may not be able to maintain adequate insurance in the future at rates we consider reasonable. In addition, our insurance is subject to coverage limits and some policies exclude coverage for damages resulting from environmental contamination. The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a materially adverse effect on our financial condition and results of operations.

16. We are subject to various operational and performance risks related to projects that we undertake and services that we provide.

We are subject to various operational and performance risks related to projects that we undertake and services that we provide. These risks include:

•	changes in the price or the availability of commodities that we use;

•	non-performance, default or bankruptcy of key suppliers or subcontractors;

•	cost over-runs and operating cost inflation resulting from fixed-price projects; and

•	failure by one or more parties to a complex business arrangement for technically demanding projects.

Failure to guard against operational and performance risks may have a material adverse effect on our financial condition.

17. Our markets may be adversely affected by oil and gas industry conditions that are beyond our control.

Oil and gas industry conditions are influenced by numerous factors over which we have no control, such as the supply of and demand for oil and gas, domestic and worldwide economic conditions, political instability in oil producing countries and merger and divestiture activity among oil and gas producers. Those conditions could adversely impact the level of drilling and workover activity by some of our customers. This reduction in activity may cause a decline in the demand for our services or adversely affect the price of our services. We cannot accurately predict either the future level of demand for our services or future conditions of the well service industry. A decline in the demand for our services may have a material adverse effect on our business.

18. Our success depends on key members of our management, the loss of whom could disrupt our business operations.

We depend to a large extent on the services of some of our executive officers and directors. The loss of the services of either John O’Keefe, or David Adams could disrupt our operations. We have entered into employment agreements with several of our key executives that contain non-compete provisions. Notwithstanding these agreements, we may not be able to retain our executive officers and may not be able to enforce the non-compete provisions in the employment agreements. Failure to retain key members of our management may have a material adverse effect on our business.

BLAST ENERGY SERVICES, INC.

19. Failure to maintain effective internal controls could have a material adverse effect on our business operations.

We will need to comply with the requirements of Section 404 of the Sarbanes-Oxley Act (“Sarbanes”) for our fiscal year ended 2006, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. During the course of our testing we may identify deficiencies, which we may not be able to remediate in time to meet the deadline imposed by Sarbanes. Effective internal controls are necessary for us to produce reliable financial reports and may be important to prevent financial fraud. If we cannot comply with Section 404, our stock price may decrease as investors lose confidence in the accuracy of our reported financial information.

RISKS RELATED TO OUR ABRASIVE JETTING BUSINESS

1. We currently have no active customers and in the past we were highly dependent on a small number of customers, two of whom are related parties.

We have no active customers or revenue for our abrasive jetting services since we are in the construction mode. We currently have indications of interest in the new AFJ drill rig once it is placed into service. We can give no assurance that these indications of interest will turn into actual revenue.

In the past a relatively limited number of customers has accounted for a substantial portion of our revenue. One customer accounted for 14%, 38% and 87% of total revenues in 2004, 2003, and 2002, respectively. In the second half of 2003, 53% of our revenue was derived from services provided to three customers. Of those three customers, two may be considered related parties. In the same period, 52% of our revenue was derived from services provided to the two related parties. In addition, Edge, our only non-related customer in that period, has refused to pay for wells drilled in the second half of 2003, resulting in a total of $1,993,000 being reversed or deferred.

2. Our business plan relies on the successful deployment of a new generation lateral drilling rig utilizing abrasive fluid jetting.

Our abrasive jetting service intends to provide casing milling, well stimulation and lateral drilling services to oil and gas producers. Applications of such abrasive cutting techniques are a proven feature in industries as diverse as munitions disposal in the military, offshore platform dismantlement in the salvage industry and cutting specialty glass and steel in the machining business. We would be among the first to commercially apply the proven abrasive jetting techniques to the energy producing business. We are currently building a custom drilling rig based on the abrasive jetting concept. There can be no guarantee that the rig design will be adequate, that the rig will be built correctly or timely, or that the abrasive jetting technology will work in the energy producing business. We may not achieve the designed results for the rig. The rig may cost more than our current estimate of $1.1 million. Customers may not accept the services we offer. Anyone of these results would have a negative impact on our Abrasive Jetting Business.

3. We may not be able to protect our abrasive jetting technology which could result in competition with service providers utilizing an infringing technology.

The license agreement allocates responsibility in maintaining the status of the patents underlying the technology we license with the US Patent and Trademark Office to the licensor. Although the licensor has performed this obligation in the past, there can be no assurance that the licensor will have the ability to continue to maintain the patents. In the event we had to assume these responsibilities additional pressure on our financial resources would result. An inability to continue operations under the exclusivity granted by the licensing agreement may have a material adverse effect on our business.

4. Our customers may not realize the expected benefits from our abrasive jetting technology, which may impair market acceptance of our lateral drilling services.

Our abrasive jetting business will be heavily dependent upon our clients achieving enhanced production, or lower costs, from certain types of existing oil and gas wells. Many of the wells for which the abrasive jetting technology will be used on have been abandoned for some time due to low production volumes or other reasons. In some cases,

BLAST ENERGY SERVICES, INC.

we have experienced difficulty in having the enhanced production reach the market due to the gathering field pipeline system’s disrepair resulting from the age of the fields and the reliability of the milling process. There can be no assurance that our abrasive jetting technology will achieve enhanced production from every well drilled, or that, if enhanced production is achieved initially, it will continue for the duration necessary to achieve payout or that it will reach the market on a timely basis. The failure to achieve projected enhancements could result in making the application of the technology uneconomic for our clients. Failure to achieve an economic benefit for our clients in the provision of this service may have a material adverse effect on our business.

5. Geological uncertainties may negatively impact the effectiveness of abrasive jetting services.

Oil and gas fields may be depleted and zones may not be capable of stimulation by our abrasive jetting technology due to geological uncertainties. There are no guarantees that such shortcomings may be identifiable. The failure to avoid such shortcomings could have a material adverse effect on our business, financial condition, and operating results.

6. Competition within the well service industry may adversely affect our ability to market our services.

The well service industry is highly competitive and includes several large companies, such as Halliburton, Baker Hughes, Schlumberger and other independent drilling companies that possess substantially greater financial and other resources than we do. These greater resources could allow those competitors to compete more effectively than we can. Additionally, the number of rigs available continues to exceed demand, resulting in active price competition. Moreover, many contracts are awarded on a bid basis, which further increases competition based on price. Failure to successfully compete within our industry may have a material adverse effect on our business.

7. We may be subject to environmental requirements which may increase our costs or liabilities related to our abrasive jetting operations.

Given the manner in which we currently operate our business, we are not regulated to the extent that an oil and gas company is with respect to environmental laws, rules and regulations in the U.S. and other countries, including those covering hazardous materials, because we generally do not own the properties we service. However, environmental requirements generally are becoming increasingly strict. In the future, we may be held liable for certain failures relating to environmental regulations. Sanctions for failure to comply with these requirements, many of which may be applied retroactively, may include:

•	administrative, civil and criminal penalties;

•	revocation of permits; and

•	corrective action orders, including orders to investigate and/or clean up contamination.

Liability for damages arising as a result of environmental laws could be substantial and could have a material adverse effect on our results of operations. The liabilities incurred as a result of complying with environmental requirements or failure on our part to comply with applicable environmental requirements may have a material adverse effect on our financial condition. There can be no assurance that governmental laws will not broaden in scope in the future to cover the types of services that we currently provide. Failure to comply with environmental laws could have a material negative impact on our financial condition.

8. Changes in environmental laws may decrease demand for our services.

Changes in environmental laws may negatively impact demand for our services. Activity by oil and gas exploration and production companies may decline if, for example, the Environmental Protection Agency promulgates more stringent environmental regulations such as land use policies. If oil and gas exploration and production activities decline, this could have a material adverse effect on our operating results.

BLAST ENERGY SERVICES, INC.

RISKS RELATED TO OUR SATELLITE BUSINESS

1. We are highly dependent upon a few key providers, who furnish satellite networking components, hardware, and technological services.

Our satellite business is heavily dependent on agreements with Spacenet, ViaSat and other equipment and service providers. These strategic relationships provide key network technology, satellite data transport, hardware and software. Failure of Spacenet, ViaSat or other key relationships to meet our expectations or termination of a relationship with one of our key providers may have a material adverse effect on our business.

2. We depend upon our vendors and their affiliates to provide services that we require to operate the network we use to provide services to our customers.

We are not and do not plan to become a licensee of the Federal Communications Commission (“FCC”) and do not hold any authorization to operate satellite communications facilities. We depend upon licenses held by Spacenet and ViaSat and their subsidiaries for our satellite communications. If the licenses held by Spacenet and ViaSat are limited or revoked, if the FCC limits the number of its customer premises earth stations or if Spacenet or ViaSat fails to operate the earth stations providing service to us and our subscribers in a satisfactory manner, our operating results may be materially adversely affected.

3. We rely on third-party independent contractors to install our customer premises equipment at new subscribers’ businesses and homes.

We do not control the hiring, training, certification and monitoring of the employees of our third-party independent contractors. If growth of our new subscriber base outpaces growth of our installer base or if the installers fail to provide the quality of service that our customers expect, our operating results may be materially adversely affected.

4. The service we provide is entirely dependent on the functionality of satellites on which we lease transponders and on our computer and communications hardware and software.

Our ability to provide service is entirely dependent on the functionality of satellites on which we lease transponders. These satellites may experience failure, loss, damage or destruction from a variety of causes, including war, anti-satellite devices and collision with space debris. If this occurs, we are likely to suffer:

•	permanent loss of service;

•	temporary gaps in service availability; or

•	decreased quality of service.

Such a failure in the service we provide may have a material adverse effect on our business, financial condition and operating results.

The ability to provide timely information and services depends also on the efficient and uninterrupted operation of our computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We are in the process of designing and plan to implement a disaster recovery plan. Despite precautions, there is always the danger that human error or sabotage could substantially disrupt the system. Any such failure may have a material adverse effect on our business.

5. We may be unable to attract or retain subscribers.

If we are unable to attract or retain subscribers, our telecommunications business will be harmed. Our success depends upon our ability to rapidly grow our subscriber base. Several factors may negatively impact this ability, including:

•	loss of our existing sales employees, resulting in our lack of access to potential subscribers;

•	failure to establish and maintain the Blast Energy Services brand through advertising and marketing, or erosion of our brand due to misjudgments in service offerings;

BLAST ENERGY SERVICES, INC.

•	failure to develop or acquire technology for additional value added services that appeals to the evolving preferences of our subscribers;

•	failure to meet our expected minimum sales commitments to Spacenet and ViaSat; and

•	failure to provide the minimum transmission speeds and quality of service our customers expect.

In addition, our service may require customers to purchase our satellite system equipment and to pay our monthly subscriber fees. The price of the equipment and the subscription fees may be higher than the price of many dial-up, DSL and cable modem internet access services, where available. In some instances, we expect to subsidize our subscribers’ customer premises equipment to encourage the purchase of our service and to offset our higher relative costs but such subsidy may not be possible. Failure to attract or retain subscribers may have a material adverse effect on our business.

6. We may fail to manage any potential growth or expansion, negatively impacting our quality of service or overcapacity impacting profitability.

If we fail to manage our potential rapid growth and expansion effectively or expand and allocate our resources efficiently, we may not be able to retain or grow our subscriber base. If our assumptions regarding the usage patterns of our subscribers are wrong or if our subscribers’ usage patterns change, we will have either too little or too much satellite capacity, both of which could harm our business.

If we achieve the substantial subscriber growth that we anticipate, we will need to procure additional satellite capacity. If we are unable to procure this capacity, we may be unable to provide service to our subscribers or the quality of service we provide may not meet their expectations. Failure to manage any potential growth may have a material adverse effect on our business.

7. Our current services may become obsolete due to the highly competitive and continued advancement of the satellite industry. Larger service providers may provide services reduced pricing.

Intense competition in the internet services market and inherent limitations in existing satellite technology may negatively affect the number of our subscribers. Competition in the market for consumer internet access services is intense, and we expect the level of competition to intensify in the future. We compete with providers of various high-speed communications technologies for local access connections such as cable modem and DSL. We also may face competition from traditional telephone companies, competitive local exchange carriers and wireless communication companies. As our competitors expand their operations to offer high speed internet services, we may no longer be the only high-speed service available in certain markets. We also expect additional competitors with satellite-based networks to begin operations soon. In particular, some satellite companies have announced that in the future they may offer high-speed internet service at the same price or at a lower price than we currently intend to offer and are offering our services. Many of our current and potential competitors have longer operating histories, greater brand name recognition, larger subscriber bases and substantially greater financial, technical, marketing and other resources than we have. Therefore, they may be able to respond more quickly than we can respond to new or changing opportunities, technologies, standards or subscriber requirements. Any such competition may have a material adverse effect on our business.

8. We may be mistaken in our belief as to future growth of the satellite broadband market.

While we believe that the trend toward satellite broadband information services in the energy market will continue to develop, our future success is highly dependent on increased use of these services within the sector. The number of satellite broadband users willing to pay for online services and information may not continue to increase. A failure in the market for satellite broadband services to develop as expected may have a material adverse effect on our business.

9. We may be subject to significant liability for our products.

If our products contain defects, we may be subject to significant liability claims from subscribers and other users of our products and incur significant unexpected expenses or lost revenues. Our telecommunications products are complex and may contain undetected errors or failures. If this happens, we may experience delay in or loss of market acceptance and sales, products returns, diversion of research and development resources, injury to our reputation or increased service and warranty costs. We also have exposure to significant liability claims from our customers because our products are designed to provide critical communications services. Although we attempt to limit such exposure through product liability insurance and through contractual limitations in our customer agreements, such precautions may not cover all potential claims resulting from a defect in one or more of our products. Failure of our products to perform satisfactorily may have a material adverse effect on our operating results.

BLAST ENERGY SERVICES, INC.

Use of Proceeds

We will not receive any of the proceeds from the sale of our common stock offered by the selling stockholders. However, we may receive proceeds upon the exercise of all of the warrants held by the selling stockholders if such warrants are exercised for cash. Such funds, if any, will be used for working capital and general corporate purposes. We have agreed to bear all costs associated with the registration of the shares covered by this registration statement.

Selling Security Holders

This Prospectus covers a total of 5,191,870 shares of our common stock to be sold by the selling stockholders, including:

•	1,874,703 shares of our common stock issued and outstanding;

•	3,317,167 shares of common stock issuable upon exercise of outstanding warrants or rights; and shares issuable upon conversion of indebtedness.

After the registration statement of which this prospectus is a part becomes effective and subject to applicable rules and restrictions of the Securities Act of 1933, security holders may from time to time sell the shares on the OTC Bulletin Board or any other securities exchange or automated quotation system on which the common stock may be listed or traded, in negotiated transactions or otherwise, at the prices then prevailing or related to the then current market price or at negotiated prices. We shall neither be involved in determination of the price nor shall receive any proceeds from the sale of any shares sold by selling security holders. Shares being registered were issued to the selling stockholders in connection with transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

Our common shares are currently traded on the OTC Bulletin Board under the symbol “BESV.OB”.

The following table lists:

•	all of the stockholders and amount of shares to be registered under this Offering;

•	the number of shares of our common stock (including those shares of our common stock underlying warrants) covered by this Offering; and

•	the amount of shares of our common stock owned by each such selling stockholder as of June 6, 2005 assuming that each such stockholder would sell all of his or her shares of our common stock that this offering registers.

BLAST ENERGY SERVICES, INC.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned as of June 6, 2005(1)	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Offering
Alberta Energy Holdings	1,000,000	750,000	250,000
Lisa and Steve Antry	50,000	50,000	0
David Adams (2)	608,333	341,666	266,667
Steven E. Berglund	40,000	40,000	0
Berg McAfee(1)	9,671,377	775,250	8,896,127
Kevin Bailey	47,334	26,334	21,000
John Block (2)	226,000	52,000	174,000
Frank Brennar	8,333	8,333	0
Michael C. Brown Trust	168,318	7,853	160,465
Tess Brown Trust	56,106	2,618	53,488
John F. Burnett	10,045	10,045	0
John & Cecelia Colgate	60,000	60,000	0
Clayton & McEvoy P.C.	20,000	20,000	0
Connolly Family Trust	16,667	16,667	0
Edge Capital (1)	1,750,000	750,000	1,000,000
H. Brad Emershad	93,845	3,379	90,466
Bill Evans	10,484	4,000	6,484
Ron Garabedian	6,666	6,666	0
Nick Gorenc	37,600	26,000	11,600
Kenneth A. Ikemiya (1)	400,956	16,667	384,289
Martin Hagenson	20,000	20,000	0
Don Hynek	143,897	129,897	14,000
H. Arnold Kela	68,421	8,333	60,088
Kela Farms Retirement Trust	68,421	8,333	60,088
J. Roger Kent	136,021	16,667	119,354
Linden Capital Growth	112,213	5,236	106,977

BLAST ENERGY SERVICES, INC.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned as of June 6, 2005(1)	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Offering
John MacDonald (2)	56,867	40,200	16,667
Jeffery MacKay	63,000	63,000	0
Lakshmana Madala	40,000	40,000	0
David Mauz (2)	8,306	8,306	0
Eric McAfee (1) (2)	1,331,025	205,236	1,125,789
Alan McBee	57,889	57,889	0
McGuinness Ltd Partnership	135,000	135,000	0
Minnis Trust (1)	712,096	150,000	562,096
Larry Narrell	113,500	99,500	14,000
Steve Nowell	65,000	44,000	21,000
John O’Keefe (2)	558,334	338,334	220,000
Flavio & Veronica Parigi	30,000	30,000	0
Martin J. Paveloff	40,000	40,000	0
Joseph Penbera (1) (2)	1,092,452	144,500	947,952
Jeffery Pendergraft	85,000	80,000	5,000
Roger E. Petersen	212,885	23,577	189,308
Prima Capital Group	302,780	31,600	271,180
Henry Rasmussen	20,000	20,000	0
Nyla Rasmussen	40,000	40,000	0
Ronald Robinson (1) (2)	570,332	75,000	495,332
Fredrick Ruiz (1) (2)	485,382	115,000	370,382
Dennis Scheffe	16,000	16,000	0
John & Jean Sikes	95,467	11,667	83,800
Michael Smythe	200,000	100,000	100,000
Frederick G. Tripp Trust	56,106	2,618	53,488
Andrew Wilson (1) (2)	880,000	100,000	780,000
Jim Woodward	244,500	24,500	220,000

BLAST ENERGY SERVICES, INC.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned as of June 6, 2005(1)	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Beneficially Owned After Offering
Totals	22,342,957	5,191,870	17,151,087

(1)	All of the selling stockholders listed in the table shall hold less than 1% of the outstanding shares of our common stock after this offering (assuming the sale of all of the shares of our common stock covered by this prospectus) with the exception of Berg McAfee (26.3%), Edge Capital (2.8%), Mr. Ikemiya (1.1%), Mr. McAfee (3.5%), Minnis Trust (1.6%), Mr. Penbera (2.7%), Dr. Robinson (1.4%), Mr. Ruiz (1.0%), and Mr. Wilson (2.2%).

(2)	Mr. Adams and Mr. O’Keefe are currently our executive officers and Mr. Block, Mr. Penbera and Mr. Ruiz are currently our directors. Dr. Robinson was one of our directors from January 2002 to June 6, 2005 and our Chief Executive Officer and President during January 2004. Mr. McAfee was our Vice-Chairman and director until March 2004. Mr. Wilson was a former CFO of the Company. Mr. Mauz was a former Senior Vice President of the Company. Mr. MacDonald serves as Vice President of Investor Relations and Corporate Secretary of the Company. Otherwise none of the named security holders have held any position, office, or material relationship within the past three years with us or any predecessor or affiliates.

All amounts shown represent shares of our common stock.

With respect to the above selling stockholders which are entities, to our knowledge the natural persons that have ultimate beneficial ownership of such entities are as follows:

Prima Capital Group, Inc. – Elias Argyropolous; Berg McAfee is owned 50% by Eric McAfee and 50% by Clyde Berg. None of these persons are directors, officers, or employees of us.

BLAST ENERGY SERVICES, INC.

Plan of Distribution

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transaction:

•	transactions on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in connection with short sales of the shares;

•	by pledge to secure or in payment of debt and other obligations;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in connection with the writing of non-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•	by a combination of any of the above transactions.

The selling stockholder and its successors, including its transferees, pledges or donatees or their successors, may sell the common stock directly to the purchaser or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchaser. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

We entered into a registration rights agreement for the benefit of the selling stockholders to register our common stock under applicable federal and state securities laws. We have agreed to bear certain expenses in connection with the registration of the shares subject to this Prospectus, but we will not receive any of the proceeds from the sale of the shares of common stock subject to this Prospectus by the selling stockholders except for payment of the exercise price in the event that the warrants are exercised. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act.

BLAST ENERGY SERVICES, INC.

Legal Proceedings

Lawsuits Involving Edge Capital Group, Inc. (Settled)

Effective January 19, 2005, Edge Capital Group, Inc. (“Edge”), certain entities affiliated with Edge, Eric McAfee (our former Vice Chairman) and us, entered into a Settlement Agreement and Mutual Release to fully settle and resolve the disputes between Edge and its affiliated entities, Mr. McAfee, our directors and us. As part of the settlement, we issued an aggregate of 750,000 shares of our common stock along with warrants to purchase 750,000 shares of our common stock to Edge. In addition, we agreed to provide Edge a drilling rig to provide certain lateral drilling services. As part of the drilling services, Edge has agreed to provide a fee per well, along with a share of the revenues generated from each will drilled. At closing, we sublicensed our Landers horizontal drilling technology to Edge for a period of five years and for the purpose of marketing and using the technology and trade secrets within North America for the sole purpose of entering into production sharing transactions or joint ventures in oil and gas production. As part of the settlement, the parties to the agreement have agreed to a mutual release and have agreed to dismiss all pending claims and litigation between them upon performance of the obligations in the settlement agreement. The remaining obligations under the settlement agreement have been performed by us and the lawsuit will be dismissed.

Class Action Lawsuits (Settled)

In March 2005, we entered into an agreement, subject to court approval, to settle the class action lawsuit brought by former shareholders in March 2004 in the U.S. District Court for the Southern District. Under terms of the agreement, we will issue to the class 1,150,000 shares of common stock and pay up to $55,000 in legal and administrative fees for the plaintiffs. The lawsuit alleged that we and our former CEO, Dan Williams, and our former CFO, Andrew Wilson, violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder. The lawsuits alleged that the defendants had made material misstatements about our financial results. More specifically, the complaints alleged that the defendants had failed to disclose and indicate: (1) that we had materially overstated our net income and earnings per share; (2) that we prematurely recognized revenue from contracts between us, Edge Capital and Energy 2000 NGC, Inc. (“Energy 2000”) in violation of GAAP and our own revenue recognition policy; (3) that we lacked adequate internal controls and was therefore unable to ascertain our true financial condition; and (4) that as a result of recognizing revenue prematurely, our financial results were inflated at all relevant times. We had filed a motion to dismiss all actions in the litigation against us.

Securities and Exchange Commission Investigation

We received notice in January 2004 that the Securities and Exchange Commission has initiated a formal investigation into our reporting practices and our public statements in 2003.

The SEC has requested substantiation and documentary evidence from us concerning the performance of certain lateral drilling services by subcontractors in the period from May, 2003 to September 2003, supervision of such services by our executive management at the time, revenue recognition related to the performance of such services, the third quarter 2003 earnings restatement, public statements concerning the services performed, and related matters. The SEC has also requested information and documentary evidence related to our acquisition of certain assets of QuikView, Inc., a related party company, in June, 2003.

Since December 2003, we have taken several steps to address issues related to the SEC’s inquiries, including the termination and replacement of the previous CEO and COO. Two directors have resigned from our board and we have appointed a new CFO. Internal controls have been strengthened overall, particularly with respect to the public release of information and the recognition of revenue. We had also initiated an internal investigation of the matters of concern to the SEC. Consequently, we restated our second and third quarter financial statements from fiscal year 2003 to reverse all revenue related to the aforementioned period.

We are cooperating fully with the SEC, including the provision of numerous documents and voluntary testimony by our current executives. In December 2004, the staff of the SEC notified us that it was considering recommending that the SEC bring a civil injunction (including a possible permanent injunction and a civil penalty) against us

BLAST ENERGY SERVICES, INC.

alleging violations of provisions of the Sections 10(b), 13(b)(2)(A), 13(b)(2)(B) and 15(d) of the Securities Exchange Act of 1934 and rules promulgated thereunder in connection with the purchase and sale of our securities, recordkeeping, internal controls, certification and disclosure obligations. We were notified of our right to make a Wells submission. We have provided information to the SEC setting forth the specific steps we have taken to upgrade the quality and effectiveness of our board of directors, replace the previous management team with industry experts, improve our recordkeeping, internal and disclosure controls, and revenue recognition procedures. Although we are working to bring the matter to a prompt conclusion, we cannot make any assurance that the investigation will be resolved positively or that it will not have negative effects on our limited resources or our ability to raise capital and use its stock as acquisition currency during the period of the investigation.

Claims by Investor (Partially Settled)

In February 2005, we entered into an Agreed Judgment and Order of Severance with Gryphon Master Fund, L.P. (“Gryphon”) as to all breach of contract claims related to our delay in registering common stock acquired by Gryphon in October 2003. Under the terms of the Agreed Judgment, we are obligated to pay $500,000 to Gryphon on or before September 30, 2005. Our current cash position is not sufficient to meet this obligation. Additional financing or positive cash flow will be required to satisfy this obligation. Gryphon agreed to abate their remaining claims and related discovery on the lawsuit against us until after September 30, 2005. In the lawsuit, Gryphon has also claimed that it has sustained actual damages in excess of $6.2 million. In July 2004, Gryphon filed a lawsuit in state district court in Dallas, Texas against us, alleging, among other things, breach of contract and securities fraud by us. In connection with the lawsuit, Gryphon requested liquidated damages, actual damages, punitive damages, interest, cost and attorneys’ fees among other claims. We intend to vigorously defend ourselves in this matter with respect to the remaining claims of Gryphon. If Gryphon prevails, it may obtain significant damages that may have a material adverse effect on our financial condition.

Claim by Former CEO

In July 2004, we were informed that one of our former CEOs filed a lawsuit against us for breach of contract and wrongful discharge. The lawsuit seeks relief in excess of $500,000 related to an alleged employment agreement and damages related to an excess of 4 million stock options claimed due pursuant to the alleged employment agreement. The lawsuit was filed in state court in San Diego, California. We intend to vigorously defend ourselves in this matter. If the plaintiff prevails, they may obtain significant damages that may have a material adverse effect on our financial condition.

Energy 2000 (Settled)

In October 2004, we entered into an agreement with Berg McAfee Companies, Energy 2000, and Eric McAfee (collectively “McAfee Group”) to settle several outstanding legal issues. Energy 2000 has agreed to settle a finder’s fee and lateral drilling services dispute by delivering 300,000 shares of Natural Gas Systems, Inc. (“NGS”) stock into escrow for us as collateral for a payment of $375,000. In April 2005, we received $375,000 from Energy 2000 and the NGS shares were released back to Energy 2000. Furthermore, to settle the “Lawsuits Involving Edge Capital Group, Inc.”, the McAfee Group exchanged 500,000 shares of NGS stock for 500,000 shares of our common stock. In January 2005, the McAfee Group replaced the 500,000 shares of NGS stock with $625,000 cash. We submitted that cash and an additional 250,000 shares of our common stock to Edge as part of that settlement. We have also agreed to dismiss the QuickView, Inc. lawsuit, which we had filed against certain individuals.

Concluding Statement

We have never been in bankruptcy, receivership or any similar legal proceeding. Other than described above, we are not aware of any other threatened legal proceedings. The foregoing is also true with respect to each officer, director and control shareholder as well as any entity owned by any officer, director and control shareholder, over the last five years. As part of its regular operations, we may become party to various pending or threatened claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, products, employees and other matters. Although we can give no assurance about the outcome of these or any other pending legal and administrative proceedings and the effect such outcomes may have on the company, except as described above, we believe that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided for or covered by insurance, will not have a material adverse effect on our financial condition or results of operations.

BLAST ENERGY SERVICES, INC.

Directors, Executive Officers and Control Persons

The names of our directors and executive officers and certain additional information with respect to each of them are set forth below. The dates set forth under “Year First Became Director” below indicate the year in which our directors first became a director of our predecessor in interest, Verdisys, Inc.

Name	Age	Current Position	Year First Became Director
David M. Adams	53	President	N/A
		Co-CEO
John O’Keefe	56	Co-CEO	N/A
		CFO
John R. Block	70	Director[1]	2000
Roger P. (Pat) Herbert	58	Director	2005
Joseph J. Penbera, Ph.D.	57	Director[1]	1999
Frederick R. Ruiz	61	Director	1999
O. James Woodward, III	69	Chairman of the Board[1]	1999

[1] –	Member of Audit Committee

Statements below pertaining to the time at which an individual became one of our directors, executive officers or founders refers to the time at which the respective individual achieved his respective status with our predecessor in interest, Verdisys, Inc.

David M. Adams has served as our President and COO since January 2004, and became Co-CEO in May 2004. From 1989 to 2000, Mr. Adams served as General Manager of Baker Hughes, E&P Solutions, and from 2001 to 2004; he served as President and General Manager of Subsea Mudlift Drilling Co., LLC, a subsidiary of Hydril Co., LP. Mr. Adams has a degree in petroleum engineering from the University of Texas and is a registered Professional Engineer.

John O’Keefe has served as our Executive Vice President and CFO since January 2004 and became Co-CEO in May 2004. From 1999 to 2000, Mr. O’Keefe served as Vice President of Investor Relations of Santa Fe Snyder, and from 2000 to 2003, he served as Executive Vice President and CFO of Ivanhoe Energy. Mr. O’Keefe has a B.A. in Business from the University of Portsmouth, is a Chartered Accountant and graduated from the Program for Management Development (PMD) from the Harvard Graduate School of Business in 1985 under sponsorship of Sun Oil Co.

John R. Block has served as a director on our Board since May 2000. He currently serves as President of the Food Distributors International, an organization that represents the wholesale grocery and foodservice distribution industry. Prior to that, Mr. Block served as Secretary of Agriculture for the U.S. Department of Agriculture from 1981 to 1986. He currently serves as a director of John Deere and Co. and Hormel Foods Corp.

Roger P. (Pat) Herbert was elected to the Board of Directors at the 2005 Annual Meeting held June 6, 2005. He has worked in the energy services business for nearly 30 years. Since 1988 he has held senior executive positions for several privately held businesses supporting the energy industry, including: Founder, Chairman & CEO of GeoNet Energy Services; COO of Petris Technology; and currently Director and CEO of JDR Cable Systems (Holdings) Ltd. From 1988-1998, Mr. Herbert was with Baker Hughes as a Division President and as Executive Vice President & Corporate Officer. Prior to that he was a Vice President and Corporate Officer with Smith International where he worked from 1976-1988. Mr. Herbert received his M.B.A. from Pepperdine University, his B.S.E. from California State University-Northridge and is a registered professional engineer in the State of Texas.

Joseph J. Penbera, Ph.D. co-founded our company and has served as a director on our Board since its inception in April 1999. Since 1985, he has been a Professor of Business at California State University, Fresno, where he previously served as Dean of the Craig School of Business, and was appointed a Senior Fulbright Scholar in 2005. Dr. Penbera was Senior Economist at Westamerica Bank, Regency Bancorp and California Bank from 1999 to 2002. Dr. Penbera is on the board of directors of Gottschalks, Inc., a publicly traded regional department store and Rug

BLAST ENERGY SERVICES, INC.

Doctor, Inc. Dr. Penbera received his Ph.D. from American University, his M.P.A. from Bernard Baruch School and his B.A. from Rutgers University.

Frederick R. Ruiz has served as a director on our Board since its inception in April 1999. He co-founded and is Chairman of the Board of Ruiz Food Products, Inc., a privately held frozen food company. Mr. Ruiz currently serves as a director of McClatchy Newspapers, Inc. and Gottschalks, Inc., each of which are publicly traded, the California Chamber of Commerce and the Hispanic College Fund. During 2004, Mr. Ruiz was named to the California University System Board of Regents.

O. James Woodward III has served as a director on our Board since its inception in April 1999 and was elected Chairman of the Board in May, 2004. From 1992 to 1999, Mr. Woodward was an attorney in private practice in Fresno, California. From 1995 to 2000, he was Chairman of MJ Construction Co., a Fresno, California based construction company, and from 2001 to 2003, he served as a consultant in Fresno, California. Mr. Woodward has been in private practice as an attorney since 2003 and is currently Of Counsel with Baker, Manock and Jensen. He currently serves on the board of directors of Gottschalks, Inc. Mr. Woodward received his M.B.A. from Stanford Graduate School of Business and his J.D. from the University of California, Berkeley Law School.

All directors will serve in such capacity until the next annual meeting of our shareholders and until their successors have been elected and qualified. The officers serve at the discretion of our directors. There are no familial relationships among the our officers and directors, nor are there any arrangements or understanding between any of our directors or officers or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

We have group life, health, hospitalization, medical reimbursement or relocation plans in effect. Further, we have a 401(k) savings plan in effect and agreements which provide compensation on the event of termination of employment or change in control of us.

We pay members of our Board of Directors fees for attendance at Board and other committee meetings in the form of cash compensation or similar remuneration, and reimburses them for any out-of-pocket expenses incurred by them in connection with our business. Currently, each independent director earns compensation of $1,000 per month with an additional $1,000 per month for chairing a committee with the exception of the audit committee chair who receives an additional $2,000 per month and the Chairman of the Board who receives an additional $3,000 per month. Meeting fees are earned at a rate of $1,000 per day for regularly scheduled Board meetings and $500 per day for committee meetings. Currently, only the Chairman of the Board is receiving cash payments towards fees earned. Additionally, the Chairman receives options to purchase 24,000 shares of our common stock per year and all other independent directors receive options to purchase 12,000 shares per year.

No non-compete or non-disclosure agreements exist between our management and any prior or current employer. All key personnel are employees or under contracts with us.

Our directors are aware of no petitions or receivership actions having been filed or court appointed as to our business activities, officers, directors, or key personnel.

We have not, nor anticipate making loans to any of our officers, directors, key personnel, 10% stockholders, relatives thereof, or controllable entities.

None of our officers, directors, key personnel, or 10% stockholders has guaranteed or co-signed any bank debt, obligation, or any other indebtedness pertaining to us.

Audit Committee

Our Board of Directors has established an Audit Committee. The Audit Committee meets with management and our independent auditors to determine the adequacy of internal controls and other financial reporting matters. In addition, the committee provides an avenue for communication between the independent auditors, financial management and the Board. Our Board of Directors have determined that for the purpose of and pursuant to the instructions of item 401(e) of regulation S-B titled Audit Committee Financial Expert, Joseph J. Penbera, PhD possesses the attributes of an audit committee financial expert. Dr. Penbera is one of our Board members and is the Chairman of the Audit Committee. Dr. Penbera is independent as defined by item 401(e)(ii) of regulation S-B. He receives compensation for board service only and is not otherwise an affiliated person.

BLAST ENERGY SERVICES, INC.

Code of Ethics

We have adopted a code of ethics that applies to our senior officers such as the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by an issuer;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons identified by the code; and

•	Accountability for adherence to the code.

Our code of ethics was filed as Exhibit 14.1 of our 10-KSB for the year ended December 31, 2003. Our code of ethics is posted on our website at www.blastenergyservices.com. We will provide to any person without charge, upon written request to our corporate secretary at our principal executive office, a copy of our code of ethics.

BLAST ENERGY SERVICES, INC.

Security Ownership of Certain Beneficial Owners and Management

The following table presents certain information regarding the beneficial ownership of our common stock as of June 6, 2005 by (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) our Named Executive Officers, and (iv) all directors and executive officers as a group. Each of the persons listed in the table has sole voting and investment power with respect to the shares listed.

Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percentage of Class (1)
Berg McAfee Companies (2)	9,671,377	(3)	27%
100600 N. De Anza Blvd., #250
Cupertino, California 95014

Eric McAfee	1,331,025	(4)(5)	3.8%
100600 N. De Anza Blvd., #250
Cupertino, California 95014

David M. Adams	608,333	(6)	1.7%
President & co-CEO

John O’Keefe	558,334	(7)	1.6%
Co-CEO & CFO

John R. Block	226,000	(8)	*
Director

Roger P. (Pat) Herbert	2,000	(9)	*
Director

Joseph J. Penbera	1,092,452	(10)	3.1%
Director

Frederick R. Ruiz	485,382	(11)	1.4%
Director

O. James Woodward III	244,500	(12)	*
Director

Total Shares of 5% or more Beneficial Ownership	11,002,402	(13)	31.2%
Total Shares of Officers and Directors as a group	3,217,001		8.9%

*	Less than 1%

Notes:

(1)	Each beneficial owner’s percentage ownership is based upon 35,309,473 shares of common stock outstanding as of June 6, 2005 and assumes the exercise or conversion of all options, warrants and other convertible securities held by such person and that are exercisable or convertible within 60 days after June 6, 2005.

(2)	Berg McAfee Companies is controlled by Clyde Berg and Eric McAfee. Mr. McAfee is our former Vice-Chairman.

(3)	Includes 820,014 shares issuable upon exercise of warrants and 57,692 shares issuable upon conversion of convertible debt.

(4)	Includes 250,000 shares issuable upon exercise of warrants and 57692 shares issuable upon conversion of convertible debt.

(5)	Does not include shares beneficially owned by Berg McAfee.

BLAST ENERGY SERVICES, INC.

(6)	Includes 266,666 shares issuable upon exercise of options.

(7)	Includes 220,000 shares issuable upon exercise of options.

(8)	Includes 84,000 shares issuable upon exercise of options.

(9)	2,000 shares issuable upon exercise of options.

(10)	Includes 84,000 shares issuable upon exercise of options.

(11)	Includes 84,000 shares issuable upon exercise of options.

(12)	Includes 98,000 shares issuable upon exercise of options.

(13)	Includes shares beneficially owned by Berg McAfee and Eric McAfee.

Holders

As of June 6, 2005, we had 35,309,473 shares of common stock issued and outstanding held by approximately 490 shareholders of record.

Description of Securities

General

The following description of our common stock does not purport to be complete. For a complete description please refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this Prospectus forms a part, and by applicable provisions of California law.

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, no par value per share, of which 35,309,473 were issued and outstanding as of June 6, 2005.

Holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges, nor any sinking fund provisions with respect to our common stock, and our common stock is not subject to call. The holders of our common stock do not have any pre-emptive or other subscription rights.

Holders of shares of our common stock are entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. Our common stock does not have cumulative voting rights.

Shares Outstanding and Freely Tradable After Offering.

As of June 6, 2005, we had 35,309,473 shares of common stock issued and outstanding. The shares to be sold by the selling stockholders in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held our by “affiliates,” as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144.

Rule 144.

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of us, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us is satisfied. Affiliates of ours must comply with additional restrictions and requirements of Rule 144, other than the one-year

BLAST ENERGY SERVICES, INC.

holding period requirement, in order to sell shares of our common stock. As defined in Rule 144, an “affiliate” of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of “restricted securities” who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

Effect of Substantial Sales on the Market Price of our Common Stock.

We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of our common stock, or the prospect of such sales in the absence of buying pressure, could adversely affect the market price of our common stock.

Interest of Named Experts and Counsel

We did not hire or cause to be hired any “expert” or “counsel” on a contingent basis, whereas such “expert” or “counsel” would receive a direct or indirect interest in us; or was a promoter, underwriter, voting trustee, director, officer, or employee of us.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of California from time to time against all expenses, liability and loss (including attorney’s fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person; and shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under our Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

BLAST ENERGY SERVICES, INC.

Description of Business

Forward-Looking Statements

Certain statements concerning our plans and intentions included herein may constitute forward-looking statements, including, but not limited to, statements identified by the words “anticipate”, “believe”, “expect” and similar expressions and statements regarding our business strategy, plans, beliefs and objectives for future operations. Although management believes that the expectations reflected in these forward looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. There are a number of factors that may affect our future results, including, but not limited to, (a) our ability to obtain additional funding for development and operations, (b) the continued availability of management to execute the business plan, (c) successful deployment and market acceptance of our products, and (d) the resolution of legal matters that may inhibit the execution of the business plan.

This Prospectus may contain both historical facts and forward-looking statements. Any forward-looking statements involve risks and uncertainties. Moreover, future revenue and margin trends cannot be reliably predicted.

Business Development

In September 2000, we were incorporated as Rocker & Spike Entertainment, Inc, a California corporation. Until December 31, 2000, operations consisted of organizational matters and the search for an operating company with which to perform a merger or acquisition. Effective January 1, 2001, we purchased the assets and web domain of Accident Reconstruction Communications Network from its sole proprietor. Following the acquisition, we changed our name from Rocker & Spike Entertainment, Inc. to Reconstruction Data Group, Inc. At that time, we provided research, communication and marketing exposure to the accident reconstruction industry through our website and seminars.

In April 2003, we entered into a merger agreement with Verdisys, Inc. (“Verdisys”). Verdisys was initially incorporated as TheAgZone Inc. in 1999 as a California corporation. Its purpose was to provide e-Commerce satellite services to agribusiness. They changed their name to Verdisys in 2001, and in 2003, with the acquisition of exclusive rights to a proprietary lateral drilling process throughout most of the U.S. and Canada, they changed their market focus to concentrate on services to the oil and natural gas (“oil and gas”) industry.

The merger agreement with Verdisys called for us to be the surviving company. In connection with the merger, our name changed to Verdisys, our articles of incorporation and bylaws remained in effect, the officers and directors of Verdisys became our officers and directors, each share of Verdisys’ common stock was converted into one share of our common stock, and our accident reconstruction assets were sold.

Effective June 6, 2005, we formally changed our name to Blast Energy Services, Inc. from Verdisys in part to reflect our focus on the energy service business. We have shifted our business strategy away from an agricultural related business toward energy services. We believe such a name change creates better name recognition related to the types of service that we intend to provide and the ability to trademark new applications and services in a way to uniquely identify them with our company.

Business of Issuer

Our mission is to substantially improve the economics of existing oil and gas operations through the application of our licensed and proprietary technologies.

Our primary segment will be our abrasive jetting lateral drilling business. We have been striving to develop a commercially viable lateral drilling technology with the potential to penetrate through well casing and into reservoir formations to stimulate oil and gas production. In 2003, with the acquisition of exclusive rights to a proprietary horizontal drilling process we began to deploy lateral drilling services in the field. During 2004, it became apparent that this process was limited in its application to various types of oil and gas formations. After redesigning and improving the existing process and designing and testing some newer technologies, we now believe that we can deliver a valuable and cost effective production enhancement service to onshore oil and gas producers, particularly operators of marginal wells. The goal is to make this new service reliably predictable and consistently dependable for our customers. We are currently building our first new generation lateral drilling rig with the capability of abrasive fluid jetting by use of much higher hydraulic horsepower. During this period of development and

BLAST ENERGY SERVICES, INC.

construction, we have conducted no drilling operations and the only income provided by our primary segment has been the proceeds from the sale of equipment. The capabilities of this new generation rig should allow us to expand our market opportunities to a wider range of well services, including specialty casing cutting, long reach perforating, lateral jetting and specialty completions. Following favorable results and customer acceptance of this initial rig’s capabilities, we intend to order the construction of additional rigs and significantly grow the deployment of our abrasive jetting service.

Funding for developing this abrasive cutting capability into a lateral drilling application is expected to come from current and future capital commitments as well as from the proceeds of the assignment of the exclusive rights acquired in 2003. We have entered into an agreement with ADS, a private investment group partially owned by Eric McAfee, a major shareholder of our common stock, pursuant to which ADS has agreed to fund $1.2 million for the construction of the first abrasive fluid jetting rig. The agreement has not been fully funded. As of June 15, 2005, we have received $249,500 under the agreement. In addition, the agreement for the assignment of our exclusive rights acquired in 2003 is in default as the party to the agreement, Maxim, which has not made the $500,000 payment due to us on June 3, 2005. We have put Maxim on notice that it is in default and can cure the default by paying 110% of the payment by July 18, 2005. One of the principals of Maxim is Dan Williams, one of our former officers. No assurances can be given that the capital from these sources, if received, will be adequate or timely. Without additional funding, the construction of the rig will have to be halted until we are able to secure alternate funding.

Our secondary business segment is providing satellite services to oil and gas companies. This service allows them to remotely monitor and control well head, pipeline or drilling operations through low cost broadband data and voice services to remote operations where conventional land based communication networks do not exist or are too costly to install. Longer term, our vision is to introduce additional early stage technologies in the energy services sector, all of which would fit our mission of helping energy companies economically produce more oil and gas.

Industry

We operate in the oilfield service industry which services the broader energy industry, where companies explore, develop and produce oil and gas. This industry is comprised of a diversity of operators, ranging from the very small to the extremely large. While the major portion of oil and gas production is provided by very large international oil companies, there are also a large number of smaller independent companies who own the vast majority of existing wells.

As a smaller firm with a specialized service, we intend to provide lateral drilling and satellite services to both small and large operators in the energy industry. Initially, the lateral drilling business will be focused toward North American onshore-based independent producers while the satellite business already has the large oil and gas operators as customers. As we grow, we intend to cater to all segments of the industry in situations where the application of our services can add value to our customers.

Demand for our services depends on our ability to demonstrate improved economics to the oil and gas production sector we serve. We believe that they will use our abrasive jetting service where it costs less than alternative services and/or when they perceive it enhances production. It will also be driven by macro-economic factors driving oil and gas fundamentals. The report of the Energy Information Agency of the U.S. Department of Energy entitled “International Energy Outlook 2000” forecasts that world oil consumption will increase at an annual rate of approximately 2% through 2020 and that world gas consumption will increase at an annual rate of approximately 3% over the same period. The projected increase in demand for oil is based on worldwide economic and population growth, primarily in developing countries. The projected increase in gas consumption over this period is expected to result from higher demand across residential, industrial and commercial sectors, as well as from the increasing use of gas as a source of fuel for electric power generation, particularly in North and South America. We also believe that reliance on traditional sources of oil and gas will be limited due to the inadequate delivery infrastructure and political unrest in major supplying countries.

The U.S. Geological Survey estimates there are 1,400 Tcf of recoverable gas resources in the U.S. – enough to last decades – “But most of it is off-limits to recover because of restrictive environmental rules and lawsuits.” This is particularly the case with drilling moratoriums on the East and West Coasts of America, parts of the Rocky Mountain Area and Alaska. On its website, www.naturalgasfacts.org, the American Petroleum Institute advocates “A multi-pronged approach is essential for meeting future U.S. gas demand: (1) using energy wisely and conserving

BLAST ENERGY SERVICES, INC.

where possible; (2) developing more U.S. supplies; (3) diversifying supplies through pipelines to bring Arctic gas to consumers; (4) facilitating more liquefied natural gas (LNG) imports.” We believe a more immediate impact can be made by exploiting existing U.S. supplies. Developing such supplies is dependent on drilling new wells in existing fields, or new reserves in expensive less accessible fields. We believe our lateral drilling technology can access previously uneconomic reserves and bring them to market cost effectively thereby helping to resolve this supply/demand imbalance.

The Office of Fossil Energy, U.S. Department of Energy, estimates there are nearly 500,000 oil wells and 230,000 gas wells that are marginal or classified as “stripper” wells. These stripper wells produce either 15 barrels or less of oil a day or 60 thousand cubic feet of gas or less a day. Although low producing stripper wells account for the “same of the amount of oil that America imports from Saudi Arabia” according to the Office of Fossil Energy “together (stripper wells) account for 1.25 trillion cubic feet of gas, or about 8 percent of the gas produced.” Such wells are potentially considered uneconomic or marginal with the strong potential of being abandoned due to poor production economics. Indeed approximately 150,000 marginal wells were abandoned between 1993 and 2000 “costing the U.S. more than $3.5 billion in lost economic output” according to the Office of Fossil Energy. In seeking to revitalize marginal and stripper wells both the Department of Energy and American Petroleum Institute have emphasized the need for new technologies to access more of the reserves available. We believe we have the ability to generate new business by re-entering existing wells rather than being dependent on the production companies drilling new wells. With our unique abrasive jetting drilling technology, we believe we can provide potentially improved recovery rates rather than abandoning a field because of the depletion of its oil or gas reserves.

We believe that producing companies will react to the combination of the increased demand and the decreased supply of oil and gas in a manner that requires them to utilize both segments of our business. We believe that oil and gas producers have great economic incentive to recover additional production and reserves from known reservoirs rather than pursuing a more risky exploration approach. Our extraction methods may permit producers to add value by potentially recovering a significant additional percentage of the oil and gas from a reservoir. We believe that there exists a large potential market in North America that comprises logical candidates to apply our abrasive jetting drilling method.

Activity in the energy services industry tends to be cyclical with oil and gas prices. In addition to the currently positive industry fundamentals, we believe the following sector-specific trends enhance the growth potential of our business:

•	While oil prices are unpredictable, they have remained and are projected to remain relatively high by historic terms for several years. Continuing high consumption, limitations in delivery infrastructures and political unrest in major supplying countries are expected to be contributing factors.

•	Gas prices are projected to remain high for several years due to the combination of strong demand and major supply constraints. About one-half of U.S. reserves have been depleted with the remainder increasingly expensive and difficult to reach. Significant new supplies from Alaska and the Canadian north require the construction of new pipelines which are estimated to be several years away. The situation is serious enough that Federal Reserve Bank Chairman Greenspan has expressed concern as to its effect as a constraint to US economic growth.

•	There is no substitution threat to oil and gas in the foreseeable future. In particular, any significant substitution by hydrogen or any other potential source is believed by management to be some decades away.

Abrasive Jetting Drilling Services

Our abrasive jetting service intends to provide casing milling, well stimulation and lateral drilling services to oil and gas producers. We have signed an exclusive worldwide licensing agreement with Alberta Energy Holdings (“Alberta”) for the application of their patent pending Abrasive Fluid Jet (“AFJ”) cutting technique to cut through well casing and formation rock in oil and gas wells. AFJ is being added to, and will enhance the existing principles of lateral drilling and completion techniques utilized by us and the industry. Applications of such abrasive cutting techniques are a proven feature in industries as diverse as munitions disposal in the military, offshore platform dismantlement in the salvage industry and cutting specialty glass and steel in the machining business. We would be among the first to commercially apply the proven abrasive jetting techniques to the energy producing business.

BLAST ENERGY SERVICES, INC.

We have commenced the construction of a new generation drilling rig based upon modifications using existing coiled tubing technology. The capabilities of our new rig will include: 1.0—1.5 inch coiled tubing with a depth capability of 8,500 feet, a fluid pressure pumping system generating up to 15,000 pounds per square inch and a flow rate in excess of twenty gallons per minute; an abrasive slurry system capable of delivering 150 pounds of abrasive material at thirty minute intervals; and a computer-controlled system to guide and control the down hole formation access tool for precise casing milling and jetting services. Based upon our current schedule and, provided that we are able to secure funding, we expect this rig to be completed and commercially ready for service during the summer of 2005. After the initial rig establishes a reliable and commercial oilfield service, we intend to begin construction on additional rigs with similar capabilities as the market demands.

Abrasive cutting utilizes high-pressure fluid and up to 15% of abrasives, such as fine garnet sand, up to 15,000 pounds per square inch. It can cut through surfaces as tough as four inches of steel as well as granite rock. Abrasive cutting represents an off-the-shelf technology requiring application to drilling rather than developing a new invention. The successful application of abrasive cutting should allow us to provide a range of services to well operators such as conventional milling, specially designed completions and well stimulation.

We believe that our abrasive jetting lateral drilling will have the ability to access previously uneconomic reserves and bring them to market cost effectively, due to our unique and environmentally sound drilling process. These services have appeal for both small independent operators as well as large integrated companies. At our lower comparative costs, we can make it feasible to enhance production from a large potential market in North America and worldwide that would otherwise be cost prohibitive to recover. The existing oil and gas independent producers in North America are leading potential customers of these services.

Many of the nation’s mature oil and gas fields contain new infield reservoir compartments and bypassed pockets of productive zones that have not been economic to produce. By extending 2” or greater diameter channels extended distances in multiple directions from the casing of the well, our lateral drilling provides an economic way to enhance production levels of existing reservoirs. Our lateral drilling process uses high pressure abrasive fluid jetting process, capable of drilling lateral holes from existing wells extended distances beyond the near well bore damage in wells as deep as 8,500 feet.

With conventional horizontal drilling, the transition from drilling vertically to horizontal drilling may take 200 feet or more and take many days to accomplish. With our patented technology, we can make this transition in two feet in a rapid fashion. This enables us to be extremely precise in targeting and staying within specific pay zones for a potentially significant enhancement to the production of the well.

BLAST ENERGY SERVICES, INC.

We are developing abrasive jetting technology using specially designed deflection shoes, nozzles and hoses to drill 2” and larger diameter well bores into the producing formation in multiple directions. By increasing the surface area opened to the producing reservoir, oil or gas production should be increased, potentially a large value-added application in conventional drilling and completion operations. The figure below more precisely illustrates the process.

Our abrasive jetting process is designed to work on both new and existing wells, but may have greater attraction to operators of marginal wells who may be otherwise ready to abandon these wells because they are no longer economically viable. The strong market potential is that this negates the continual need for more exploration, new drilling and denser infield drilling. Such fields that may be ready to be abandoned and have remaining resource potential can have their production re-established and their economic lives significantly extended.

The figure below demonstrates how drilling multiple lateral wells from existing vertical well bores can drastically expand the production area within a given field. An average vertical well will recover petroleum from an area of up to 120 feet from the well bore. However, each lateral can extend in multiple directions from the well bore, thus potentially increasing the area of productive capacity several fold. With our lateral drilling process we have the ability to drill multiple laterals in different directions and at multiple depths within the same producing intervals in a matter of days. The average price for our service will range from $25,000 to $40,000 per well depending upon the size of the project. Specialized directional drilling companies typically charge $250,000 or more to drill horizontally in one direction and in only one horizon and may require weeks to drill each well.

BLAST ENERGY SERVICES, INC.

Potential Benefits of our abrasive jetting service:

•	Increase production rate and recoverable reserves from marginal wells.

•	Allows stimulation of wells with acid, steam, CO2, etc.

•	Allows multi-layer application in thicker reservoir zones.

•	Provides an economic alternative to conventional infield drilling programs.

•	Provides a time efficient and cost effective casing milling process.

•	Offers and alternative to high cost well stimulation services such as hydraulic fracturing.

•	Limits the time the well is out of production due to rapid jetting times.

Major Customers

We currently have no active customers as we are in the construction mode. However, we have strong indications of interest in using the new AFJ drill rig once it is placed into service.

Customer Acceptance

We are encouraged by the level of interest from several existing and prospective customers in the abrasive jetting technology as it relates to conventional oil and gas production as well as coal bed methane opportunities.

Our abrasive jetting service directly competes with the need for new wells by laterally drilling from existing wells to extend the pay zone resulting in increased production through existing well bores. Our ability to target new or previously untapped deposits makes our technology potentially very compelling. By cost effectively extending the accessibility of reserves through the existing well bore, our technology can provide an economic alternative for a customer to add value to an existing field. The field operator’s next best economic alternatives are all more expensive than our service. This has the potential to be not only compelling economically but also very environmentally friendly because it uses previously established well bores rather than building new surface locations to drill new wells.

According to the Department of Energy Report – Natural Gas Fundamentals, June, 2003, there are “Over 7,000 small independent businesses (that) drill 85% of wells and produce 65% of gas in the U.S. from over 350,000 U.S. wells.” These independent producers are potential customers for our abrasive jetting service. In the same report it estimates 10,000 to 15,000 new gas wells are drilled and completed each year costing anywhere from less than $100,000 to several million. These new wells are necessary just to replace depleted supplies from existing wells in an effort to maintain current U.S. production levels.

Recent changes in U.S. tax laws provide for incentives to keep smaller oil and gas wells pumping even at lower energy prices. Operators of the nation’s 650,000 marginally producing wells, representing approximately 25% of total U.S. production, receive tax credits of up to $9 per well per day. We believe such credits will be reinvested by the operators toward services such as abrasive jetting in an effort to increase production and the value of their oil and gas fields.

Market

It has become clear in recent years that while the demand of oil and gas in the U.S. is growing, its ability to meet this demand from existing and new sources is declining. This accelerated decline will require producers to seek new extraction methods or technologies to exploit oil and gas production from existing fields and our abrasive jetting process is expected to help supply the need for these new technologies. According to the Department of Energy, there have been 2.25 million wells drilled in the US since 1949. Many oil reservoirs have only had 35% of their reserves produced, leaving huge potential upsides.

Emphasis on Gas

The U.S. consumed 22.78 trillion cubic feet (Tcf) of gas in 2002-heating over 60 million households and meeting 25% of the country’s energy requirements, according to the U.S. Energy Information Administration (EIA). In that

BLAST ENERGY SERVICES, INC.

same year, U.S. production of gas totaled 19.13 Tcf, 84% of the amount consumed. According to the EIA, this gap between demand and supply is estimated to grow over the next decade. Demand will grow because gas is a versatile, clean burning and, historically, an economic fuel. At the same time, the new domestic fields being found are smaller and have shorter productive lives. So, with legal and political barriers to drilling on new lands, producers will seek alternative to extend the lives from existing fields, such as new energy service technologies.

Competition

Source: Department of Energy – Natural Gas Fundamentals, June, 2003

Our abrasive jetting business should operate in a niche that lies below the more expensive and higher impact conventional horizontal drilling business and the much cheaper and lower impact perforation business. Our abrasive jetting service can provide significant reservoir exposure, and therefore greater production potential, like horizontal drilling at closer to the cost of the perforation service.

Conventional horizontal or directional drilling is slow and significantly more expensive to the extent that it is only being used if its much longer drilling radius was required as is necessary in offshore or environmentally sensitive areas. Companies offering this service include Halliburton, Baker Hughes, Schlumberger and other independent service companies. They traditionally drill one lateral through the existing well bore. That lateral can take over 200 feet to achieve the turn to the horizontal and be limited to only one “pay” zone. It usually costs over $250,000 and positive financial returns require very high producing rates.

However, many of our competitors are better financed, equipped and resourced than us.

Satellite Services

Our second business segment provides satellite services to oil and gas producers. It has been common practice to gather much of the data involved in energy management manually. This is not only expensive but also causes a significant time lag in the availability of critical management information. The Blast Satellite Private Network

BLAST ENERGY SERVICES, INC.

(“BSPN”) services utilize two-way satellite broadband to provide oil and gas companies with a wide variety of remote energy management applications. Our satellite services can be optimized to provide cost effective applications such as Voice over Internet “VoIP”, Virtual Private Networking “VPN” and Real-time Supervisory Control and Data Acquisition Systems, commonly referred to as SCADA. SCADA permits oil and gas companies to dispense with a manual structure and move to a real-time, automated, energy management program. Utilizing SCADA, a service we currently offer, production levels can be optimized to meet current market conditions and commitments.

At present, we are shipping modem hardware from ViaSat, Isotropic Networks and Spacenet, space segment services from SES and Loral and hub services from Constellation, Spacenet and Immeon.

BSPN uses satellite communications that are low cost and that ensure worldwide availability, even in geographic areas with a poor communications infrastructure. BSPN is based on industry standards to lower implementation costs and to simplify the integration into existing systems. Reliability and availability are critical considerations for SCADA. BSPN is provided twenty four hours a day, seven days a week with 98.2% availability virtually anywhere in the world and there are fewer points of failure than comparable terrestrial services. It provides uniform service levels, and is faster and more cost effective to deploy. BSPN is also very flexible and easily accommodates site additions, relocations, bandwidth expansion, and network reconfiguration.

Additionally, security, integrity, and reliability have been designed into BSPN to ensure that information is neither corrupted nor compromised. BSPN communications are more secure than many normal telephone lines.

Major Customers

Our current satellite services customers include Apache Corporation with 40 remote sites, BP America Production Company with 20 remote sites, Noble Energy with 22 remote sites and Dynegy Inc. with 11 remote sites. We are also breaking into new markets in West Africa with ExxonMobil, Kellogg Brown & Root Inc. and General Electric Power Company. Contracts are usually for hardware, backhaul, and bandwidth. We are dependent upon a small number of customers which tend to be large companies with extensive remote operations. However, virtually any oil and gas producer, of which there are thousands, is a potential customer for our satellite services.

BLAST ENERGY SERVICES, INC.

Market

There are more than two million oil and gas wells in existence in the U.S. alone, many of which could benefit from the economics of our high speed connectivity services. Our focus is serving the needs of oil and gas producers worldwide to control their production effectively and to enhance customer satisfaction by providing worldwide real-time access to information. This market for satellite services is very competitive with increasing pressure on margins our larger competitors offer services at substantially discounted prices. We attempt to compete against such competitors by addressing niche market needs and offering alternative solutions that solve customers’ more difficult communication problems at more cost effective rates. We utilize satellite, Wi-Fi and other wireless technology for the last mile of wellhead connectivity for these customers and focus almost exclusively on the oil and gas market. The common denominator throughout is Multiple Protocol Label Switching “MPLS/ATM” network transport services.

Competition

The satellite communication industry is intensely competitive due to overcapacity, but the competition is less severe in the oil and gas producing sector. Other satellite services providers in the oil and gas industry include Petrocom, Stratus Global, Tachyon, Schlumberger and Caprock. Caprock, Schlumberger and Stratus are focused on the top 5% of the market, particularly offshore platforms, and Petrocom and Stratus Global are focused on the offshore market using a traditional wireless network. Our satellite services offer advantages over those services by:

•	Customizing the provided service to better meet the customer’s needs;

•	Offering superior speed;

•	Providing single vendor convenience; and

•	Offering lower up-front infrastructure and operating costs.

Patents & Licenses

In November 2004, we signed an exclusive worldwide licensing agreement with Alberta for the application of their patent pending AFJ cutting technique to cut through well casing in oil and gas wells. The agreement is for a term of ten years, and automatically extends for additional two-year terms unless we give notice at least thirty days prior to the expiration of any term. The license is automatically renewable provided we pay a minimum royalty payment of $50,000 per year beginning with the 12 month period immediately following commercial deployment of the first mobile drilling unit.

Under the terms of the licensing agreement, as specific phases of the AFJ process are successfully applied, Alberta is entitled to receive four tranches of warrants for our common stock. Each tranche will entitle Alberta the right to purchase 250,000 shares of our common stock, and each tranche is contingent upon the attainment of certain specific milestones as fully described in the agreement. The warrants will have a three-year term, with an exercise price of $0.50 per share for the first tranche and $0.62 per share for the remaining tranches. The initial tranche will be fully vested as of the date of the agreement and the remaining warrants will vest at 31,250 shares per quarter from the date of issuance.

Under the terms of the agreement, we have agreed to pay Alberta a $10,000 per month consulting fee for six months beginning on November 30, 2004. In addition, royalties are payable by us at the rate of $1,000 per well for services billed at $40,000 or less, and for services above $40,000, a royalty of 2% per well is payable quarterly. The agreement also provides for the mutual sharing of the proceeds from the sale of the technology by us, subject to a maximum of $10 million.

On April 24, 2003 we entered into an agreement to license the Landers Horizontal Drilling Process, based on U.S. Patent Nos. 5,413,184, 5,853,056, and 6,125,949 relating to certain oil and gas well production enhancement techniques and devices and related trade secrets with the inventor and holder of the patents and trade secrets, Carl Landers. The license gives us exclusive rights to apply the technology and the related trade secrets in all of the U.S. (except for part of Colorado West of the Rockies, and Utah) and Canada. Mr. Landers also reserves the rights to certain applications in which he has a direct interest but may not compete with us. Any improvements to the technology remain the sole property of the licensor but are provided to us without additional licensing fees. The

BLAST ENERGY SERVICES, INC.

license terminates upon the expiration of the underlying patents, the earliest date being October 1, 2013. We amended the license on September 4, 2003, to provide for consideration to Mr. Landers of a fixed amount of $500 for every well drilled in which the Landers Horizontal Drill method is utilized, instead of the original 10% royalty payment, and 500,000 shares of our restricted common stock. In addition, in exchange for a reduction of the note payable associated with the license from $2,750,000 to $2,500,000, we issued an additional 125,000 shares of our restricted common stock. We amended the license again in February 2004 when $1,695,000 of outstanding payment obligations to Mr. Landers for technology fees was waived in exchange for the issuance of 300,000 shares of our common stock and the payment of $500,000 in cash.

On March 8, 2005, we entered into an Assignment of License Agreement (“Assignment”) with Maxim. The President and CEO of Maxim is Dan Williams, our former President and CEO. Under the assignment, we assigned to Maxim our rights in the license of the Landers Horizontal Drilling Process; all current and future negotiations for assignments, sublicenses or territorial royalty pertaining to the license and two lateral drilling rigs. As consideration, Maxim agreed to pay us a total sum of $1.3 million payable in four installments and release a $270,000 credit obligation we owe to Maxim. The Assignment is in default as Maxim has not made the $500,000 payment due to us on June 3, 2005. We have put Maxim on notice that they are in default and can cure the default by paying $550,000 by July 18, 2005. We will retain a non-exclusive sublicense interest in the Landers license, as long as we pay all required royalties on which the Landers Horizontal Technology is utilized.

The lateral drilling technology and related trade secrets are instrumental to our competitive edge in the oil and gas service industry. We are committed to protecting the technology. We cannot assure our investors that the scope of any protection we are able to secure for our license will be adequate to protect it, or that we will have the financial resources to engage in litigation against parties who may infringe on our exclusive license. We also can not provide our investors with any degree of assurance regarding the possible independent development by others of technology similar to that which we have licensed, thereby possibly diminishing our competitive edge.

Governmental Regulation

Our operations are subject to various local, state and federal laws and regulations intended to protect the environment. Our operations routinely involve the handling of waste materials, some of which are classified as hazardous substances. Consequently, the regulations applicable to our operations include those with respect to containment, disposal and controlling the discharge of any hazardous oilfield waste and other non-hazardous waste material into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. Laws protecting the environment have become more stringent in recent yeas, and may in certain circumstances impose “strict liability,” rendering a party liable for environmental damage without regard to negligence or fault on the part of such party. Such laws may expose us to liability for the conduct of, or conditions caused by, others, or for our acts, which were in compliance with all applicable laws at the times such acts were performed. Cleanup costs and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws could be substantial and could have a material adverse effect on our financial condition. Management believes that it conducts our operations in substantial compliance with all material federal, state and local laws as they relate to the environment. Although we have incurred certain costs in complying with environmental laws, such amounts have not been material to our financial results.

We depend on the demand for our products and services from oil and natural gas companies. This demand is affected by changing taxes, price controls and other laws relating to the oil and gas industry generally, including those specifically directed to oilfield operations. The adoption of laws curtailing exploration and development drilling for oil and natural gas in our areas of operation could also adversely affect our operations by limiting demand for our products and services. We cannot determine the extent to which our future operations and earnings may be affected by new legislation, new regulations or changes in existing legislation regulations or enforcement.

Our satellite services utilize products that are incorporated into wireless communications systems that must comply with various government regulations, including those of the Federal Communications Commission (FCC). In addition, we provide services to customers through the use of several satellite earth hub stations, which are licensed by the FCC. Regulatory changes, including changes in the allocation of available frequency spectrum and in the military standards and specifications that define the current satellite networking environment, could materially harm our business by (1) restricting development efforts by us and our customers, (2) making our current products less

BLAST ENERGY SERVICES, INC.

attractive or obsolete, or (3) increasing the opportunity for additional competition. Changes in, or our failure to comply with, applicable regulations could materially harm our business and impair the value of our common stock. In addition, the increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for these products and services, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this government approval process have caused and may continue to cause our customers to cancel, postpone or reschedule their installation of communications systems. This, in turn, may have a material adverse effect on our sales of products to our customers.

Research and Development Activities

During 2004 and 2003, we incurred an insignificant amount of research and development costs as it relates to our lateral drilling process. We incurred no research and development costs in our satellite business.

Employees

As of December 31, 2004, we had a total of seven employees, all of which were full-time employees. A new president and CFO were brought into the company in January 2004. We also utilize a number of independent contractors and consultants to assist us conducting the drilling operations, installing the telecommunications equipment, maintaining and supervising such services, and the like, in order to complement our existing work force, as needed from time to time. Our agreements with these independent contractors and consultants are usually short-term. We are not a party to any collective bargaining agreement with any employees, and believe relations with our employees, independent contractors and consultants are good.

Management’s Discussion and Analysis or Plan of Operation

The following discussion does not purport to be complete and should be read in conjunction with the Financial Statements and Notes thereto included in this report. All statements that are included in this Report, other than statements of historical fact, are forward-looking statements. You can identify forward-looking statements by words such as “anticipate”, “believe” and similar expressions and statements regarding our business strategy, plans and objectives for future operations. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The forward-looking statements in this filing involve known risks and uncertainties, which may cause our actual results in future periods to be materially different from any future performance suggested in this report. Such factors may include, but are not limited to, such risk factors as: changes in technology, reservoir or sub-surface conditions, the introduction of new services, commercial acceptance and viability of new services, fluctuations in customer demand and commitments, pricing and competition, reliance upon subcontractors, the ability of our customers to pay for our services, together with such other risk factors as may be included in this report.

Our mission is to substantially improve the economics of existing oil and natural gas operations through the application of our licensed and proprietary technologies. We have been striving to develop a commercially viable lateral drilling technology with the potential to penetrate through well casing and into reservoir formations to stimulate oil and gas production. In 2003, with the acquisition of exclusive rights to a proprietary horizontal drilling process we began to deploy lateral drilling services in the field. During 2004, it became apparent that this process was limited in its application to various types of oil and gas formations. After redesigning and improving the existing process and designing and testing some newer technologies, we now believe that we can deliver a valuable and cost effective production enhancement service to onshore oil and gas producers, particularly operators of marginal wells. The goal is to make this new service reliably predictable and consistently dependable for our customers. We are currently building our first new generation lateral drilling rig with the capability of abrasive fluid jetting by use of much higher hydraulic horsepower. During this period of development and construction, we have conducted no drilling operations and the only income provided by our primary segment has been the proceeds from the sale of equipment. The capabilities of this new generation rig should allow us to expand our market opportunities to a wider range of well services, including specialty casing cutting, long reach perforating, lateral jetting and specialty completions. Following favorable results and customer acceptance of this initial rig’s capabilities, we intend to order the construction of additional rigs and significantly grow the deployment of our abrasive jetting service. Funding for developing this abrasive cutting capability into a lateral drilling application is

BLAST ENERGY SERVICES, INC.

expected to come from current and future capital commitments as well as from the proceeds of the assignment of the exclusive rights acquired in 2003. We have entered into an agreement with ADS, a private investment group partially owned by Eric McAfee, a major shareholder of our common stock, pursuant to which ADS has agreed to fund $1.2 million for the construction of the first abrasive fluid jetting rig. The agreement has not been fully funded. As of June 15, 2005, we have received $249,500 under the agreement. In addition, the agreement for the assignment of our exclusive rights acquired in 2003 is in default as the party to the agreement, Maxim, which has not made the $500,00 payment due to us on June 3, 2005. We have put Maxim on notice that it is in default and can cure the default by paying 110% of the payment by July 18, 2005. One of the principals of Maxim is Dan Williams, one of our former officers. No assurances can be given that the capital from these sources, if received, will be adequate or timely. Without additional funding, the construction of the rig will have to be halted until we are able to secure alternate funding.

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

Satellite Communications Services

Satellite Communication Services’ revenues increased by $181,000 to $273,000 for the quarter ended March 31, 2005 compared to $92,000 for the quarter ended March 31, 2004. The increase in revenue can be attributed to both new customers and an increase in service provided to existing customers. The operating margin from Satellite Communication Services improved by $171,000 to a margin of $99,000 for the quarter ended March 31, 2005 compared to a loss of $72,000 for the quarter ended March 31, 2004. As this segment of our business grows, it benefits from economies of scale.

As hardware is sold, we recognize the revenue in the period it is delivered to the customer. There were no significant hardware sales during the quarters ended March 31, 2005 and 2004. We bill some of our bandwidth contracts in advance, but recognize the revenue over the period benefited.

Lateral Drilling Services

Lateral Drilling Services’ revenues decreased by $99,000 to $15,000 for the quarter ended March 31, 2005 compared to $114,000 for the quarter ended March 31, 2004. The revenue in 2005 is generated from the direct financing lease of one of our rigs. Our drilling operations have ceased until such time as our new generation abrasive jetting rig is deployed, currently projected to occur in the third quarter of 2005. The revenues earned for the quarter ended March 31, 2004 were primarily associated with the commencement of the Amvest Osage contract and recovery of certain third party expenses from related parties.

The operating margin from Lateral Drilling Services improved by $36,000 to a loss of $105,000 for the quarter ended March 31, 2005 compared to a loss of $141,000 for the quarter ended March 31, 2004. The expenses for the quarter ended March 31, 2005 were primarily labor related as we redesigned and improved the existing process as well as designing and testing the new abrasive fluid jetting process. Our negative margin results for the first quarter of 2004 highlight the problems of consistency and reliability that we encountered with the old technology.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses decreased by $1.0 million to $1.0 million for the quarter ended March 31, 2005 compared to $2.0 million for the quarter ended March 31, 2004. The following table details major components of SG&A expense over the periods.

BLAST ENERGY SERVICES, INC.

	For The Three Months Ended March 31,		Increase
	2005	2004	(Decrease)
Payroll and related costs	$284,168	$261,537	$22,631
Option and warrant expense	25,000	80,099	(55,099)
License fee	—	735,192	(735,192)
Legal fees	57,583	130,744	(73,161)
External services	101,244	241,844	(140,600)
Insurance	41,785	217,775	(175,990)
Liquidated damages	—	250,000	(250,000)
Travel & entertainment	6,299	48,652	(42,353)
Office rent	8,643	36,766	(28,123)
Communications	1,602	19,256	(17,654)
Class action settlement	503,500	—	503,500
Miscellaneous	4,803	9,214	(4,411)

	$1,034,627	$2,031,079	$(996,452)

Due to the lack of drilling activity during the first quarter of 2005, we focused on technology development and lowering our controllable overhead, which has resulted in a decrease in external services, travel and entertainment, office rent, communications and miscellaneous. The license fee during the first quarter of 2004 was the result of a renegotiation of the Landers note payable and the calculation of license fees payable. The decrease in insurance expense can be attributable to a reduction in the premium for our directors and officers liability coverage. The liquidated damages relate to our delay in registering shares that we sold in 2003. The class action settlement expense is the value of the 1,150,000 shares of our common stock to be issued to settle the lawsuit and the plaintiff’s estimated legal fees of $55,000.

Net Loss

The net loss for the first quarter of 2005 decreased to $1.2 million from $2.3 million for the corresponding period in 2004. The decrease is attributable to the major items explained in the foregoing paragraphs. The tax benefit associated with our loss has been fully reserved as we have recurring net losses and it is more likely than not that the tax benefits will not be realized.

Fiscal Year ended December 31, 2004 Compared to the Fiscal Year Ended December 31, 2003

Lateral Drilling Services

Lateral Drilling Services’ revenues increased by $273,000 to $739,000 for the year ended December 31, 2004 compared to $466,000 for the year ended December 31, 2003. The operating margin from Lateral Drilling Services

BLAST ENERGY SERVICES, INC.

improved by $419,000 to a loss of $129,000 for the year ended December 31, 2004 compared to a loss of $548,000 for the year ended December 31, 2003. We have had mixed results using the Landers technology and therefore have been unable to generate a profit during either year. The 2003 results were also negatively affected by the initial start-up costs of the lateral drilling service.

Effective as of October 27, 2004, we entered into a licensing agreement to develop a new generation of lateral drilling technology using the AFJ process. In the short term, the development activity will decrease lateral drilling revenues until such time as the new technology rigs are deployed into commercial operations.

Satellite Communications Services

Satellite Communication Services’ revenues increased by $296,000 to $715,000 for the year ended December 31, 2004 compared to $419,000 for the year ended December 31, 2003. The operating margin from Satellite Communication Services improved by $163,000 to a loss of $6,000 for the year ended December 31, 2004 compared to a loss of $169,000 for the year ended December 31, 2003. As this segment of our business grows it becomes more efficient and realizes economies of scale.

As hardware is sold, we recognize the revenue in the period it is delivered to the customer. We bill some of our bandwidth contracts in advance, but recognize revenue over the period benefited. At December 31, 2004, there was $317,615 reflected in the balance sheet as deferred revenue relating to Satellite Communication Services.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses decreased by $1.9 million to $4.7 million for the year ended December 31, 2004 compared to $6.6 million for the year ended December 31, 2003. The following table details the major components of SG&A expense over the periods.

	2004	2003	Increase (Decrease)
Payroll and related costs	$773,538	$828,117	$(54,579)
Option and warrant expense	747,480	2,392,291	(1,644,811)
License fee	735,192	—	735,192
Legal fees	718,678	518,077	200,601
External services	567,883	446,606	121,277
Insurance	447,109	157,254	289,855
Liquidated damages	500,000	—	500,000
Travel & entertainment	139,627	193,393	(53,766)
Office rent	66,777	42,325	24,452
Communications	55,842	60,935	(5,093)
Expired purchase option	—	620,000	(620,000)
Purchase guarantee	—	300,000	(300,000)
Impairment on software	—	1,000,000	(1,000,000)
Miscellaneous	265	55,541	(55,276)

	$4,752,391	$6,614,539	$(1,862,148)

BLAST ENERGY SERVICES, INC.

The decrease in option and warrant expense can be attributed to the fact that in 2004, we started issuing options at market price and therefore recognized no expense under our accounting policy. The license fee is related to the lateral drilling license and note payable with Carl Landers. We issued 300,000 shares of our common stock with a value of $1.9 million to reduce the then outstanding note balance by $1.2 million and record expense of $0.7 million. Legal fees continue to increase due to the level of legal activity we have experienced over the last two years. Our external services have increased due to greater reliance on independent contractors instead of employees and rising audit fees. The increase in the cost of insurance was primarily attributable to the increase in the directors and officers liability policy premium due to legal activity. The liquidated damages relate to our delay in registering shares that we sold. In 2003, we paid $0.5 million for a sixteen day option to purchase a large gas field with significant gas production. The purchase option expired and we incurred additional fees of $120,000 related to the transaction. In 2003, we guaranteed Edge’s purchase of oil and gas properties from another entity (see Financial Note 17 to the December 31, 2004 Financial Statements). In 2003, we issued 2 million shares of common stock for what management believed was satellite communications management software pursuant to an asset purchase agreement with a related party. Subsequently, management determined that the software was impaired by $1.0 million.

Depreciation and Amortization

Depreciation and amortization expense increased by $293,000 to $0.5 million for the year ended December 31, 2004 compared to $220,000 for the year ended December 31, 2003. This increase can be attributed to the depreciation on the four drilling rigs in service for 2004, compared to only two rigs in service for three months of 2003 and the amortization on the drilling license acquired in late 2003.

Debt Forgiveness Income

In 2003, we negotiated settlements with 9 vendors for various debts originally recorded on the books at $0.5 million for $44,000 cash and 33,333 shares of stock valued at $.50 resulting in debt forgiveness income of $460,000. There was no similar event in 2004.

Gain or Loss on Sale of Property

In 2004, we had a net loss from the sale and or disposition of equipment in the normal course of business of $11,000. In 2003, we recognized a gain of $120,000 from the assignment of a 75% net revenue interest in property located in Monroe, Louisiana. We received the net revenue interest from a third party in exchange for agreeing to perform lateral drilling services on the property. In October 2003, we assigned the net revenue interest to Edge for $200,000. Edge paid us $120,000 and agreed to pay the balance of $80,000 by March 31, 2004. The $80,000 was not collected and under terms of the Settlement Agreement and Mutual Release entered into with Edge, we have relinquished our right to these funds.

Interest Expense

Interest expense decreased by $108,000 to $105,000 for the year ended December 31, 2004 compared to $213,000 for the year ended December 31, 2003. The decrease in expense can be attributed to an average debt outstanding for the year ended December 31, 2004 of approximately $0.7 million compared to average debt outstanding of approximately $1.9 million for the year ended December 31, 2003.

BLAST ENERGY SERVICES, INC.

Net Loss

The net loss for the year ended December 31, 2004 decreased to $5.6 million from $7.4 million for the year ended December 31, 2003. The decrease is attributable to the major items explained above. The tax benefit associated with our loss has been fully reserved as we have recurring net losses and it is more likely than not that tax benefits will not be realized.

Liquidity and Capital Resources

As of March 31, 2005, our cash balance was $170,000 compared to a cash balance of $333,000 for the period ended March 31, 2004. At December 31, 2004 our cash balance was $267,000 compared to $1.4 million for the period ended December 31, 2003. We continue to utilize cash and stock to fund operations. On March 8, 2005 we agreed to sell our master license for the Landers lateral drilling technology for $1.3 million in cash to be received over four installments. However, we have retained a sub-license in the Landers technology. During the quarter ended March 31, 2005, we received $400,000 of the $1.3 million with $500,000 due on June 3, 2005 and $400,000 due on September 2, 2005. As of June 15, 2005, the payment due on June 3, 2005 has not been received and the agreement is in default. The buyer, Maxim, has until July 18, 2005 to cure the default by making a payment of $550,000.

We have entered into an agreement to develop up to five abrasive jetting rigs with ADS, a Delaware private investment group partially owned by a major shareholder of our common stock. The arrangement involves ADS putting up 100% of the capital investment and the two parties sharing in the expected revenues from the program. The terms of the agreement include funding of our first abrasive fluid jetting rig for $1.2 million gross and $1.1 million net of placement fees. Revenues will be shared on the basis of allocating 80% to us and 20% to ADS before payout of the investment. After payout, the allocations change to 90% to us and 10% to ADS for the remaining term of the agreement. ADS shall provide the capital and retain title to the rig for a period of 10 years while we manage the development, construction and operation of the rig over its entire life. After funding the first rig, ADS shall have the option to fund up to four additional rigs under the program for a total of five abrasive fluid jetting rigs. We shall have the option to purchase each of the rigs at the end of 10 years for a fee of $50,000. As of June 15, 2005, ADS had only provided $249,500 to us under the terms of the agreement and we have the right to terminate the agreement. No assurances can be given as to when or if we will receive such funds.

We have used the proceeds from the advances by ADS and the payments made by Maxim to fund the construction of our new generation drilling rig. As of March 31, 2005, we had expended $250,000 towards the rig construction project and have a formal commitment of another $600,000. In addition, provided that we receive the proceeds referred to above, we expect to spend an additional $250,000 towards the rig construction, bringing the total cost of the rig to approximately $1.1 million

As of June 15, 2005, we had expended $539,000 towards the rig construction project and have a formal commitment of another $340,000. In addition, we expect to spend an additional $250,000 towards the rig construction, bringing the total cost of the rig to approximately $1.1 million. As of June 15, 2005, we do not have the funds available to complete construction of the rig.

We have $185,000 of notes that become due on May 14, 2005, another $350,000 of convertible notes that become due on December 31, 2005 and a $50,000 note that is due on demand. In addition, we have $200,000 of convertible notes with related parties that mature on May 31, 2006. Both sets of convertible notes are convertible into common stock at the rate of one share for each $2.00 of principal and interest outstanding.

In February 2005, we entered into an Agreed Judgment and Order of Severance with Gryphon as to all breach of contract claims related to our delay in registering common stock acquired by Gryphon in October 2003. Under the terms of the Agreed Judgment, we are obligated to pay liquidated damages of $0.5 million to Gryphon on or before September 30, 2005. Our current cash position is not sufficient to meet this obligation. Additional financing or positive cash flow will be required to satisfy this obligation.

Our continued operating losses raise substantial doubt as to our ability to continue as a going concern. We are in an early stage of development and are rapidly depleting our cash resources, therefore we have determined that we will need to raise additional financing in the short term to continue in operation and fund future growth. We currently plan to raise additional financing. The use of stock for currency in financing or making acquisitions has been

BLAST ENERGY SERVICES, INC.

heavily curtailed while we have been under SEC investigation (see Financial Note 17 to the December 31, 2004 Financial Statements). If we are unable to arrange new financing or generate sufficient revenue from new business arrangements, we will be unable to continue in our current form and will be forced to restructure or seek creditor protection.

Capital Expenditures

We expect to spend approximately $1.1 million in 2005 for the building of the first rig utilizing the AFJ cutting technique. As of March 31, 2005, we had expended $250,000 and committed an additional $600,000 towards this project. The project will be financed either through the issuance of stock, debt, project equity or from the proceeds of the license sold in March of 2005. Capital expenditures for 2004 were $3,705 as compared to $799,493 from 2003. Capital expenditures for 2003 include the purchase of four drilling rigs for $737,720.

Research and Development, Patents and Licenses

We believe our future success depends on the ability to effectively utilize the lateral drilling technology obtained in a license granted by Mr. Landers and the AFJ technology currently under development. See “Patents and Licenses” in the Description of Business section of this prospectus.

Description of Property

Office Facilities

We lease approximately 2,000 square feet of office space in Houston, Texas for our principal executive office at a cost of $2,800 per month. Our lease has been extended through August of 2006.

Equipment

As of December 31, 2004, our primary equipment consisted of three mobile lateral drilling rigs, which can be driven to oil and gas fields throughout North America. Lateral drilling equipment consists of heavy trucks mounted with high powered water compressors, flexible hose and other assorted downhole equipment which is used to conduct the lateral drilling process with high pressure jetting technology. We also maintained certain satellite communication and computer equipment at our principal executive office.

We believe that our facilities and equipment are in good operating condition and that they are adequate for their present use. However, the new generation drilling rig planned for 2005, will replace our plans to use the existing rigs designed under the Landers technology. In fact, under an Assignment of License Agreement, dated March 8, 2005, two of the existing lateral drilling rigs were sold and a third rig was sold under a lease purchase arrangement.

Insurance

Our operations are subject to hazards inherent in the oil and gas industry, such as accidents, blowouts, explosions, craterings, fires and oil spills. These conditions can cause:

a)	personal injury or loss of life

b)	damage to or destruction of property, equipment and the environment

c)	suspension of operations

In addition, claims for loss of oil and gas production and damage to formations can occur in the well service industry. Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in us being named as a defendant in lawsuits asserting large claims.

We maintain insurance coverage that we believe to be customary in the industry against these hazards. However, we may not be able to maintain adequate insurance in the future at rates we consider reasonable. In addition, our insurance is subject to coverage limits and some policies exclude coverage for damages resulting from environmental contamination. The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a materially adverse effect on our financial condition and results of operations.

BLAST ENERGY SERVICES, INC.

Certain Relationships and Related Transactions

Energy 2000 NGC, Inc. and Natural Gas Systems, Inc.

Energy 2000 NGC, Inc. (“Energy 2000”) is a subsidiary of Berg McAfee Energy, LLC, which is a wholly owned subsidiary of Berg McAfee Companies (“Berg McAfee”). Berg McAfee has a more than 25% beneficial interest in us. Natural Gas Systems, Inc. (“NGS”) is an independent company with substantial shareholdings owned by Eric McAfee, a 50% owner of Berg McAfee Companies and one of our former directors. Energy 2000 and NGS are beneficially owned 80% and 23% respectively by Berg McAfee or Eric McAfee personally.

We billed $666,250 and $153,960 to Energy 2000 and NGS, respectively, for services performed in 2003. We received $397,500 and $130,000, respectively. However, for Energy 2000 we had inadequate documentation to substantiate whether some of the services were performed. For Energy 2000, we were able to substantiate $328,750 of revenue leaving $68,750 in deferred revenue. We billed $20,457 and $2,000 to Energy 2000 and NGS, respectively, for expenses incurred in 2004. The amount billed to Energy 2000 was deemed uncollectible and the amount billed to NGS was collected. In October 2004, we entered into an agreement with Berg McAfee Companies, Energy 2000 and Eric McAfee to settle several outstanding legal issues. Under the agreement, we are entitled to retain the $68,750 and Energy 2000 has waived all claims to the funds.

In September 2003, we signed a drilling service contract with NGS, whereby NGS would have paid us a minimum of $7,800,000 for the lateral drilling of 120 wells. This contract was for a fixed amount with the total price dependent upon the number of wells serviced and offshoot lateral bores drilled. In addition, we would receive a 70 percent interest in the net operating income after payback from these properties. This contract was renegotiated in February 2004 to a smaller agreement with an initial four well commitment and removed our rights to post-production. The contract was subsequently suspended.

In April 2003, we signed a drilling service contract with Energy 2000 NGC, Inc., whereby Energy 2000 would have paid us a minimum of $1,800,000 for the lateral drilling of 45 wells. This contract was for a fixed amount, dependent upon the number of wells serviced and offshoot lateral bores drilled. In addition, we would receive an 80 percent interest in the net operating income after payback from these properties and also be reimbursed for 20 percent of its field costs. In September, 2003 we entered into another contract with Energy 2000 for an additional 57 wells with terms similar to the original contract. These contracts have been suspended for lack of payment.

Lateral drilling services for these two customers ceased in December 2003 because of a change in our management.

Berg McAfee Companies

In addition to the transactions involving Energy 2000 and NGS, we had an additional transaction with Berg McAfee.

In December 2004, Berg McAfee purchased 400,000 shares of our common stock at a price of $0.50 per share in a private transaction. The sale had a provision that allows the buyer to reprice the shares to the extent we offer more favorable terms to third parties prior to March 31, 2005. This provision will result in the issuance of two year warrants to purchase 400,000 shares of our common stock at a price of $1.00 per share.

In October 2004, Berg McAfee loaned us $100,000 under the terms of a convertible promissory note bearing interest at 8% and maturing May 31, 2006. In connection with the note, we issued warrants to purchase 50,000 shares of common stock at $2.00 per share during the term of the note to Berg McAfee.

Eric McAfee

In addition to the transactions involving Energy 2000, NGS and Berg McAfee, we had the following transactions with Eric McAfee.

We have entered into an agreement to develop up to five abrasive jetting rigs with Advanced Drilling Systems, LLC (“ADS”), a Delaware private investment group partially owned by Eric McAfee. The arrangement involves ADS

BLAST ENERGY SERVICES, INC.

putting up 100% of the capital investment and the two parties sharing in the expected revenues from the program. The terms of the agreement include funding of our first abrasive fluid jetting rig for $1.2 million gross and $1.1 million net of placement fees. As of June 15, 2005, ADS had provided $249,500 to us under the terms of the agreement and we have the right to terminate the agreement. Revenues will be shared on the basis of allocating 80% to us and 20% to ADS before payout of the investment. After payout, the allocations change to 90% to us and 10% to ADS for the remaining term of the agreement. ADS shall provide the capital and retain title to the rig for a period of 10 years while we manage the development, construction and operation of the rig over its entire life. After funding the first rig, ADS shall have the option to fund up to four additional rigs under the program for a total of five abrasive fluid jetting rigs. We shall have the option to purchase each of the rigs at the end of 10 years for a fee of $50,000.

On January 19, 2005, we entered into a settlement agreement and mutual release with Eric McAfee, Edge Capital Group, Inc. (“Edge”) and certain entities affiliated with Robert Frazier, Sr. As part of the settlement, Mr. McAfee paid us $625,000 and gave us 300,000 shares of NGS common stock in exchange for 500,000 shares of our common stock. The 300,000 shares of NGS common stock was collateral for a $375,000 required payment to us. That payment was made in April 2005, and the NGS shares were released. The $625,000 in cash was then distributed to Edge along with 750,000 shares of our common stock. At the closing of the settlement agreement, the parties executed a mutual release and dismissed all pending claims and litigation between them.

In October 2004, Mr. McAfee loaned us $100,000 under the terms of a convertible promissory note bearing interest at 8% and maturing May 31, 2006. In connection with the note, we issued warrants to purchase 50,000 shares of common stock at $2.00 per share during the term of the note to Mr. McAfee.

We had a consulting agreement with Mr. McAfee for $10,000 per month through April 30, 2005, with $120,000 due during 2004 and $40,000 in 2005. This agreement was cancelled upon his resignation as a director.

In April 2003, we issued 2,000,000 shares of our common stock for what management believed was satellite communications management software pursuant to an asset purchase agreement with a related party. Management in place as of August 2003 maintained the software was not useful and impaired it as of June 30, 2003. Eric McAfee, a principal to the counterparty in the transaction, acquired 11.5% of the 2,000,000 shares. In June 2004, we filed a lawsuit against Eric McAfee, Mark Crone and QuikView Inc. in an attempt to negate the transaction. In November 2004, we dismissed the lawsuit against all defendants with prejudice.

In April 2003, Mr. McAfee was granted options to purchase 50,000 shares of our common stock for his role as a director. The options had an exercise price of $0.10 per share, but where granted when the market value was $0.50 per share. The options vested quarterly over one year and have a ten year term. Mr. McAfee’s role as a director terminated effective March 2, 2004.

Directors and Officers

In June 2005, we granted options to purchase 12,000 shares of our common stock to the following directors: John R. Block, Roger P. Herbert, Joseph J. Penbera and Frederick R. Ruiz. We also granted options to purchase 24,000 shares of our common stock to O. James Woodward III, Chairman of the Board. The options have a ten year term and are exercisable at $0.38 per share, the market price at the date of grant. The options vest quarterly over 12 months.

In July 2004, we granted options to purchase 350,000 shares of our common stock to David M. Adams and options to purchase 420,000 shares of our common stock to John O’Keefe. Mr. Adams is our president and co-CEO, while Mr. O’Keefe is our co-CEO and CFO. The options have a ten year term and are exercisable at $0.90 per share, the market price at date of grant. The options vest quarterly over three years.

In May 2004, we granted options to purchase 12,000 shares of our common stock to the following directors; John R. Block, Joseph J. Penbera, Frederick R. Ruiz and Ronald J. Robinson. We also granted options to purchase 24,000 shares of our common stock to O. James Woodward III, Chairman of the Board. The options have a ten year term and are exercisable at $2.20 per share, the market price at date of grant. The options vest quarterly over one year.

In May 2004, Messrs. Adams, O’Keefe, Penbera and Ruiz loaned $25,000 to us, while Mr. Block loaned $10,000. The notes bear interest at 8% and mature on May 14, 2005. In connection with the notes we issued warrants to purchase 5,000 shares of common stock to Messrs. Adams, O’Keefe, Penbera and Ruiz and warrants to purchase 2,000 shares of common stock to Mr. Block. The warrants are exercisable at $2.00 per share.

In January 2004, we granted options to purchase 150,000 shares of our common stock to Mr. Adams and options to purchase 80,000 shares of our common stock to Mr. O’Keefe. We also granted options to purchase 20,000 shares of

BLAST ENERGY SERVICES, INC.

our common stock to the following directors; Messrs. Block, Penbera, Ruiz and Woodward. The options have a ten year term and are exercisable at $4.28 per share, the market price at date of grant. The options granted to the officers vest quarterly over one year, while the options granted to the directors vested immediately.

In January 2004, we entered into an employment agreement with Mr. O’Keefe to serve as CFO. The agreement stipulates compensation of $175,000 in year one, $195,000 in year two and $215,000 in year three. The agreement renews annually.

In December 2003, we entered into an employment agreement with Mr. Adams to serve as CEO. The agreement provides for a base salary of not less than $185,000. The agreement renews annually.

In December 2003, we granted options to purchase 500,000 shares of our common stock to Ronald J. Robinson, our then Chairman of the Board and interim CEO. The options have a ten year term and are exercisable at $9.55 per share, the market price at date of grant. 50,000 vested immediately, 50,000 were performance options and did not vest, and the remaining 400,000 options vest evenly over 12 months in 2004.

In April 2003, we granted options to purchase 50,000 shares of our common stock to each of our directors. The directors awarded options were Messrs. Block, Penbera, Robinson, Ruiz and Woodward. We also granted options to purchase 200,000 shares of our common stock to our interim CEO, Dr. Robinson. The options all have an exercise price of $0.10 per share and were granted at a time when the market value was $0.50 per share. The options vest quarterly over one year and have a ten year term.

BLAST ENERGY SERVICES, INC.

Market for Common Equity and Related Stockholder Matters

After the consummation of the merger between Reconstruction Data Group, Inc. and Verdisys, our common stock commenced trading on the OTC Bulletin Board on July 18, 2003 under the symbol “VDYS”. Prior to the merger, our common stock had been listed for trading on the OTC Bulletin Board under the symbol “RDGI”. The RDGI stock was listed on January 13, 2003, but active trading did not begin until May 2, 2003. Effective June 6, 2005, the symbol for our stock became “BESV”. The following table sets forth, for the periods indicated, the high and low bid prices of a share of our common stock as reported on the OTC Bulletin Board since active trading began on May 2, 2003. The quotations provided are for the over the counter market which reflect interdealer prices without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	HIGH	LOW
2003
Second Quarter (from May 2, 2003)	$1.72	$1.53
Third Quarter	$6.32	$5.65
Fourth Quarter	$11.03	$10.14

2004
First Quarter	$9.54	$3.35
Second Quarter	$4.75	$1.50
Third Quarter	$1.95	$0.25
Fourth Quarter	$1.00	$0.40

2005
First Quarter	$0.59	$0.35

Holders

As of June 6, 2005, we had 35,309,473 shares of common stock issued and outstanding held by approximately 490 shareholders of record.

Dividends

We have never paid cash dividends. At present, we do not anticipate paying any dividends on our common stock in the foreseeable future and intend to devote any earnings to the development of our business.

BLAST ENERGY SERVICES, INC.

Executive Compensation

Compensation of Executive Officers

Dr. Robinson served as interim CEO from January to May 2004 and President for a brief period in January 2004 until Messrs. Adams and O’Keefe were elevated to Co-CEOs. Dr. Robinson retired from our Board of Directors when his term expired, effective June 6, 2005. Other than for Dr. Robinson, Mr. Adams, and Mr. O’Keefe, we have no other person that is a named executive officer as of December 31, 2004.

Compensation Summary

The following table provides certain summary information concerning compensation for the last three fiscal years earned by or paid to our CEOs and each of our other executive officers who had compensation in excess of $100,000 during the last fiscal year (collectively the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Award(s)		Payouts
Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation(1) ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Ronald J. Robinson	2004	90,000	0	10,000	0	12,000	0	0
Former	2003	70,000	0	0	0	700,000	0	0
Interim CEO (1)	2002	0	0	0	0	50,000	0	0

David M. Adams	2004	181,146	50,000	0	0	500,000	0	0
Co-CEO	2003	0	0	0	0	0	0	0
COO	2002	0	0	0	0	0	0	0

John O’Keefe	2004	172,500	40,000	0	0	500,000	0	0
Co-CEO	2003	0	0	0	0	0	0	0
CFO	2002	0	0	0	0	0	0	0

(1)	During the periods indicated, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table. Accordingly, no such amounts are included in the Summary Compensation Table.

BLAST ENERGY SERVICES, INC.

Option Grants

The following table provides certain information with respect to options granted to our Named Executive Officers named in the Summary Compensation Table during the fiscal year ended December 31, 2004 under our stock option plan:

OPTION GRANTS IN 2004

Name	Number of Securities Underlying Options Granted	Percent of Total Granted to Employees in Fiscal Year		Exercise Price		Market Price on Date of Grant		Expiration Date
Ronald J. Robinson	12,000	1%			$4.28		$4.28	1/21/2014
David M. Adams	150,000 350,000	13 30	% %	$ $	4.28 0.90	$ $	4.28 0.90	1/21/2014 7/29/2014
John O’Keefe	80,000 420,000	7 36	% %	$ $	4.28 0.90	$ $	4.28 0.90	1/21/2014 7/29/2014

Option Exercises and Values

The following table sets forth the information concerning option exercises and the value of unexercised options held by our Named Executive Officers named in the Summary Compensation Table as of the end of the last fiscal year.

AGGREGATED OPTION EXERCISES IN 2004

AND OPTION VALUES AT DECEMBER 31, 2004

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options Held at December 31, 2004		Value of Unexercised In-The-Money Options Held at December 31, 2004
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald J. Robinson	None	—	189,332	6,000	$0	$0
David M. Adams	None	—	170,834	329,166	$0	$0
John O’Keefe	None	—	130,000	370,000	$0	$0

Note:

Value of Unexercised In-The-Money Options Held at December 31, 2004 computed based on the difference between aggregate fair market value and aggregate exercise price. The fair market value of our common stock on December 31, 2004 was $0.57, based on the closing price on the OTC Bulletin Board.

BLAST ENERGY SERVICES, INC.

Compensation of Directors

We pay our directors fees for attendance at board and other committee meetings in the form of cash compensation or similar remuneration, and reimburse them for any out-of-pocket expenses incurred by them in connection with our business.

Currently, each independent director earns compensation of $1,000 per month with an additional $1,000 per month for chairing a committee with the exception of the audit committee chair who earns an additional $2,000 per month and the chairman of the board who earns an additional $3,000 per month. Meeting fees are earned at a rate of $1,000 per day for regularly scheduled Board meetings and $500 per day for committee meetings. Currently, only the Chairman of the Board is receiving cash payments toward fees earned. Additionally, the Chairman receives options to purchase 24,000 shares of our common stock per year and all other independent directors receive options to purchase 12,000 shares per year.

Employment Agreements

Ronald J. Robinson

In July 2003, we entered into an advisory agreement with Dr. Robinson, and we amended the agreement in December 2003. Pursuant to the agreement, as amended, Dr. Robinson agreed to serve as our interim President and CEO until a suitable replacement was found. For his services as interim President and CEO, he received an option to purchase 500,000 shares of our common stock pursuant to a 12 month vesting schedule (except with respect to 50,000 shares that were tied to certain revenue milestones for the fourth quarter of 2003 and which milestones were not met), and he received monthly compensation of $20,000 and a monthly office allowance of $2,500. Dr. Robinson also served as Chairman of the Board. In January 2004, David Adams was selected to serve as President thus terminating Dr. Robinson’s service as interim President and CEO. Dr. Robinson retired from the Board of Directors when his term expired, effective June 6, 2005.

David M. Adams

In January 2004, we entered into an employment agreement with David Adams. The term of the agreement is for one year, and it may be renewed at the pleasure of both parties. Pursuant to the agreement, Mr. Adams serves as our President and COO in exchange for a base salary of $185,000 per year. Mr. Adams also received an option to purchase 150,000 shares of common stock to vest quarterly over the initial term of the employment agreement. Mr. Adams also received a signing bonus in the amount of $50,000 on the effective date of the employment agreement, and is entitled to participate in our annual incentive compensation program with a potential bonus being up to fifty percent of his base salary.

John O’Keefe

In January 2004, we entered into an employment agreement with John O’Keefe. The term of the agreement is for one year, and it may be renewed at the pleasure of both parties. Pursuant to the agreement, Mr. O’Keefe serves in the position of Executive Vice President and CFO in exchange for a base annual salary of $175,000 for the first twelve months of his employment, $195,000 for the second year of employment and $215,000 for the third year of employment. Mr. O’Keefe also received an option to purchase 80,000 shares of common stock to vest quarterly over the initial term of the employment agreement. Mr., O’Keefe received a one time payment of $40,000 as a sign-on bonus entitled to participate in our annual compensation program with a potential bonus being up to fifty percent of his base salary.

BLAST ENERGY SERVICES, INC.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The report of the independent registered public accounting firm related to the financial statements for the past two years contains an additional paragraph as to uncertainty of the company to continue as a going concern.

BLAST ENERGY SERVICES, INC.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and shares of our common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

We are subject to the information requirements of the Exchange Act of 1934, as amended (“Exchange Act”); therefore, we file reports and other information with the SEC. You can inspect and copy the reports and other information that we file at the public reference facilities maintained by the SEC at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the sec at 1800-SEC-0330 for further information on the Public Reference Rooms. The SEC also makes electronic filings publicly available on its web site at www.sec.gov.

Our common stock is traded on the OTC Bulletin Board under the symbol “BESV.OB.” Certain information and reports of ours are also available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

BLAST ENERGY SERVICES, INC.

Financial Statements

BLAST ENERGY SERVICES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Blast Energy Services, Inc.

(formerly Verdisys, Inc.)

Houston, Texas

We have audited the accompanying balance sheet of Blast Energy Services, Inc. (formerly Verdisys, Inc.) as of December 31, 2004 and the related statements of operations, stockholders’ equity and cash flows for each of the two years then ended. These financial statements are the responsibility of Blast Energy Services’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blast Energy Services, Inc. as of December 31, 2004 and the results of its operations and cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Blast Energy Services will continue as a going concern. As discussed in Note 2 to the financial statements, Blast Energy Services suffered recurring losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC
www.malone-bailey.com

Houston, Texas

March 21, 2005

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

BALANCE SHEET

December 31, 2004

ASSETS
Current Assets
Cash	$266,917
Accounts receivable, net of allowance for doubtful accounts of $30,000	58,726
Lease receivable	125,000
Other current assets	44,076

Total Current Assets	494,719
Equipment, net of accumulated depreciation of $130,467	447,401
License, net of accumulated amortization of $549,167	4,475,833

Total Assets	$5,417,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$738,442
Accrued expenses	1,270,732
Deferred revenue	254,726
Customer deposit	276,850
Notes payable - related parties, net of unamortized discount of $7,674	102,326
Notes payable, net of unamortized discount of $74,148	400,852

Total Current Liabilities	3,043,928
Long Term Liabilities
Notes payable - related parties, net of unamortized discount of $50,622	149,378
Deferred revenue, less current portion	81,878

Total Liabilities	3,275,184

Commitments & Contingencies

Stockholders’ Equity
Common Stock, $.001 par value, 50,000,000 shares authorized, 33,443,691 shares issued and outstanding	33,444
Additional paid-in capital	26,000,119
Accumulated deficit	(23,890,794)

Total Stockholders’ Equity	2,142,769

Total Liabilities and Stockholders’ Equity	$5,417,953

See accompanying summary of accounting policies and notes to financial statements.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

STATEMENTS OF OPERATIONS

Years Ended December 31, 2004 and 2003

	2004	2003
Revenue
Satellite Service - third parties	$714,634	$419,247
Drilling Services
Third parties	716,163	7,444
Related parties	22,547	458,750

Total Revenue	1,453,344	885,441

Cost of Services Provided
Satellite Services
Third parties	720,912	588,498
Drilling Services
Third parties	868,160	787,560
Related parties	—	226,611

Total Cost of Services Provided	1,589,072	1,602,669

Gross Loss	(135,728)	(717,228)

Operating Expenses
Selling, general & administrative	4,752,391	6,614,539
Depreciation and amortization	512,706	219,692
Bad debts	73,249	172,003

Operating Loss	(5,474,074)	(7,723,462)

Other (Income) Expense
Debt forgiveness income	—	(460,235)
Loss (gain) on sale of property	11,237	(120,000)
Interest income	(89)	(417)
Interest expense	105,053	213,235

Total other (income) expense	116,201	(367,417)

Net Loss	$(5,590,275)	$(7,356,045)

Basic and diluted net loss per share	$(.18)	$(.33)
Weighted average shares outstanding	31,415,041	22,180,185

See accompanying summary of accounting policies and notes to financial statements.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2003 and 2004

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balances, December 31, 2002	1,410,000	$705,000	13,553,139	$13,553
Series B preferred stock exchanged for common stock	(1,410,000)	(705,000)	1,410,000	1,410
Stock issued for:
Cash, net of fundraising costs			2,740,733	2,741
Services			4,679,194	4,679
Accounts payable			33,333	33
Notes payable and accrued interest			2,890,688	2,891
Cash exercise of warrants and options			1,995,178	1,995
Cashless exercise of warrants for note payment			200,000	200
Note payment on lease			125,000	125
Reduction of royalty			500,000	500
RDGI merger			1,500,000	1,500
Fair value of options and warrants issued for services
Contribution to capital
Net loss

Balances, December 31, 2003	—	—	29,627,265	29,627
Stock issued for:
Cash, net of fundraising costs			829,500	830
Services			47,950	48
Accounts payable			104,000	104
Notes payable, accrued interest and licensing fees			300,000	300
Cash exercise of warrants and options			1,207,198	1,207
Prior fundraising agreement			277,778	278
Lawsuit settlements			1,050,000	1,050

Fair value of options and warrants issued for services
Net Loss

Balances, December 31, 2004	—	$—	33,443,691	$33,444

See accompanying summary of accounting policies and notes to financial statements.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2003 and 2004

	Paid-In Capital	Retained Deficit	Totals
Balances, December 31, 2002	$6,098,924	$(10,944,474)	$(4,126,997)
Series B preferred stock exchanged for common stock	703,590
Stock issued for:
Cash, net of fundraising costs	6,559,409		6,562,150
Services	1,619,660		1,624,339
Accounts payable	16,633		16,666
Notes payable and accrued interest	1,503,299		1,506,190
Cash exercise of warrants and options	366,820		368,815
Cashless exercise of warrants for note payment	19,800		20,000
Note payment on lease	249,875		250,000
Reduction of royalty	2,274,500		2,275,000
RDGI merger	(1,500)		—
Fair value of options and warrants issued for services	1,844,311		1,844,311
Contribution to capital	488,000		488,000
Net loss		(7,356,045)	(7,356,045)

Balances, December 31, 2003	21,743,321	(18,300,519)	3,472,429
Stock issued for:
Cash, net of fundraising costs	633,170		634,000
Services	(48)		—
Accounts payable	51,873		51,977
Notes payable, accrued interest and licensing fees	1,919,700		1,920,000
Cash exercise of warrants and options	80,010		81,217
Prior fundraising agreement	(278)		—
Lawsuit settlements	836,950		838,000

Fair value of options and warrants issued for services	735,421		735,421
Net Loss		(5,590,275)	(5,590,275)

Balances, December 31, 2004	$26,000,119	$(23,890,794)	$2,142,769

See accompanying summary of accounting policies and notes to financial statements.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004 and 2003

	2004	2003
Cash Flows From Operating Activities
Net loss	$(5,590,275)	$(7,356,045)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services or litigation	1,573,192	1,624,339
Release of deferred revenue from litigation settlement	(565,750)	—
Option and warrant expense	544,579	1,844,311
Amortization of note discount	58,398	—
Depreciation and amortization	512,706	219,692
Debt forgiveness income	—	(460,235)
Guarantee of third party debt	(300,000)	300,000
Loss (gain) on sale of property	11,237	(120,000)
Bad debts	73,249	172,003
Changes in:
Accounts receivable	32,131	(201,747)
Accounts receivable – related party	—	(23,960)
Lease receivable	50,000	—
Employee advances	—	42,620
Accounts payable	473,437	(277,755)
Accrued expenses	787,767	(171,815)
Deferred revenue	15,039	724,648
Customer deposit	208,568	68,282

Net Cash Used In Operating Activities	(2,115,722)	(3,615,662)

Cash Flows From Investing Activities
Purchase of equipment	(3,705)	(459,493)
Cash payments for license	—	(100,000)
Proceeds from sale of property	12,500	120,000
Deposit on equipment purchase	—	(340,000)
Loan to third party	—	(100,000)

Net Cash Provided By (Used In) Investing Activities	8,795	(879,493)

Cash Flows From Financing Activities
Proceeds from sales of common stock	634,000	6,562,150
Proceeds from exercise of options and warrants	81,217	368,815
Proceeds from notes payable, related parties	345,000	50,000
Proceeds from notes payable	475,000	—
Payments on notes payable, related parties	(35,000)	(363,558)
Payments on note payable related to license	(500,000)	(748,760)

Net Cash Provided By Financing Activities	1,000,217	5,868,647

Net change in cash	(1,106,710)	1,373,492
Cash at beginning of year	1,373,627	135

Cash at end of year	$266,917	$1,373,627

Cash paid during the year for:
Interest	$—	$176,240
Income taxes	$—	$—

See accompanying summary of accounting policies and notes to financial statements.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business. Verdisys, Inc. (“Verdisys”) was formed in California on April 7, 1999 as TheAgZone, Inc. In January 2001, the name was changed to Verdisys, Inc. Effective June 6, 2005, Verdisys formally changed its name to Blast Energy Services, Inc. (“Blast”) in part to reflect its focus on the energy service business. The Company has shifted its business strategy away from an agricultural related business toward energy services. The Company believes such a name change creates better name recognition related to the types of service that it intends to provide and the ability to trademark new applications and services in a way to uniquely identify them with our company. In May 2001, Blast began selling secure intra-company and wide-area network satellite communications systems to energy companies to manage distant oil and gas producing wells, power distribution and other equipment sites by remote computer control. In June 2003, Verdisys began selling a lateral drilling technique using high pressure water jetting for the enhancement and production of oil and gas reserves using licensed technology acquired in April 2003.

On July 18, 2003, Verdisys signed an Agreement and Plan of Merger with Reconstruction Data Group, Inc. (“RDGI”), a publicly-reporting inactive entity. The shareholders of Verdisys received 25,202,539 shares of RDGI in exchange for all of the 25,202,539 shares of Verdisys then outstanding. Verdisys became a wholly-owned subsidiary of RDGI. As of that transfer, Verdisys shareholders owned 94.4% of the outstanding stock of the combined entity.

In 2004 and 2003, Blast provided lateral drilling services through the utilization of its drilling rigs by oil and gas operators primarily in Texas and Louisiana. Blast also provided satellite services to oil and gas companies throughout North America and West Africa.

Management Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures. While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.

Cash Equivalents. Highly liquid investments with original maturities of three months or less are considered cash equivalents.

Revenue Recognition. All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable and collectibility is reasonably assured. Revenue is derived from sales of satellite hardware, satellite bandwidth, satellite service and lateral drilling services. Revenue from satellite hardware is recognized when the hardware is installed. Revenue from satellite bandwidth is recognized evenly over the term of the contract. Revenue from satellite service is recognized when the services are performed. Blast provides no warranty but sells commercially obtained 3 to 12 month warranties for satellite hardware. Blast has a 30 day return policy. Revenue for lateral drilling services is recognized when the services are performed and collectibility is reasonably assured and when collection is uncertain, revenue is recognized when cash is collected.

Allowance for Doubtful Accounts. Bad debt expense is recognized based on management’s estimate of likely losses per year, based on past experience and an estimate of current year uncollectible amounts.

Equipment. Equipment is valued at cost. Maintenance and repairs are charged to expense as incurred. Renewals and betterments which extend the life or improve existing equipment are capitalized. Upon disposition or retirement of equipment, the cost and related accumulated depreciation are removed and any resulting gain or loss is reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three to seven years.

Impairment of Long-Lived Assets. Blast reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Blast assesses recoverability of the carrying value of the asset by estimating the future net cash flows

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

Stock Options and Warrants. Blast accounts for all stock-based employee compensation plans in accordance with Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), which permits the measurement of compensation expense in accordance with Accounting Principles Board Opinion 25 Accounting for Stock Issued to Employees (“APB 25”). Under APB 25, no stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to or in excess of the market value of the underlying common stock on the date of grant. Blast accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services. Common stock issued to non-employees and consultants is based upon the fair value of the services received or the fair value of the equity instruments issued whichever value is more reliably measurable. The following table illustrates the effect on net loss and net loss per share if Blast had applied the fair value provisions of SFAS No. 123 to stock-based employee compensation.

	2004	2003
Net loss as reported	$(5,590,275)	$(7,356,045)
Less: stock based compensation determined under fair value-based method	(2,337,230)	(828,737)

Pro forma net loss	$(7,927,505)	$(8,184,782)

Basic and diluted net loss per common share:
As reported	$(.18)	$(.33)
Pro forma	(.25)	(.37)

The weighted average fair value of the stock options granted during 2004 and 2003 was $1.78 and $7.30, respectively. Variables used in the Black-Scholes option-pricing model include (1) 1.5% risk-free interest rate, (2) expected option life is the actual remaining life of the options as of each year end, (3) expected volatility is zero, and (4) zero expected dividends.

Income Taxes. Blast utilizes the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carryforwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

Earnings Per Share. Basic earnings per share equals net earnings divided by weighted average shares outstanding during the year. Diluted earnings per share includes the impact on dilution from all contingently issuable shares, including options, warrants and convertible securities. The common stock equivalents from contingent shares are determined by the treasury stock method. Blast has incurred net losses for the years ended December 31, 2004 and 2003 and has, therefore, excluded certain securities from the computation of diluted earnings per share as the effect would be anti-dilutive.

Recently Issued Accounting Pronouncements. In December 2004, the FASB issued SFAS No. 123R, “Accounting for Stock-Based Compensation.” SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which and entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. SFAS No. 123 shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The impact of the adoption of this new accounting pronouncement would be similar to Blast’s calculation of the pro forma impact on net income of FAS 123 included in Note 1 above.

Reclassifications. Certain amounts in the financial statements of the prior year have been reclassified to conform to the presentation of the current year for comparative purposes.

NOTE 2 – GOING CONCERN

As shown in the accompanying financial statements, Blast incurred recurring net losses of $5,590,275 and $7,356,045 in 2004 and 2003, respectively, has an accumulated deficit of $23,890,794 and a working capital deficit of $2,549,209 as of December 31, 2004. These conditions create an uncertainty as to Blast’s ability to continue as a going concern. Management is trying to raise additional capital through sales of common stock or convertible instruments as well as seeking financing from third parties. The financial statements do not include any adjustments that might be necessary if Blast is unable to continue as a going concern.

NOTE 3 – LEASE RECEIVABLE

In November of 2004, Blast sold one its lateral drilling rigs to an unrelated third party under the terms of a seven month direct financing lease. After the lease payment for the seventh month is earned and received, the customer has the right to purchase the unit at a nominal cost of $1 on a “as is, where is” basis. The monthly payments are $25,000 resulting in a total purchase price of $175,000. The net book value of the equipment sold by Blast was $148,879.

At December 31, 2004, the receivable consists of five future lease payments. Under the terms of the lease a $25,000 security deposit was collected, this deposit can be applied to the last lease payment. Unearned income under the lease as of December 31, 2004 was $18,990.

NOTE 4 – EQUIPMENT

Equipment consisted of the following at December 31, 2004:

Description	Life	Amount
Lateral drilling equipment	5 years	$548,480
Computer equipment	3 years	29,388

		577,868
Less: accumulated depreciation		(130,467)

		$447,401

Lateral drilling equipment consists of three heavy trucks mounted with high powered water compressors, flexible hose and other assorted downhole equipment which is used to conduct the lateral drilling process with high pressure jetting technology (see Note 22).

Depreciation expense totaled $159,352 and $23,881 in 2004 and 2003, respectively.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

NOTE 5 – LATERAL DRILLING LICENSE & NOTE PAYABLE ON LICENSE TO RELATED PARTY

In April 2003, an individual licensed his horizontal drilling technology and equipment to Blast for $2,750,000 plus 10% of related gross revenue from lateral drilling operations. Blast paid $100,000 upon signing and signed a note payable for $2,650,000 plus effective interest of 12.14% due in monthly installments from May 2003 through March 2004.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

In July 2003, Blast issued 125,000 shares in exchange for a $250,000 reduction of the note payable. In August 2003, Blast and the licensor amended the agreement whereby, in exchange for 500,000 shares of Blast common stock and the grant of a board seat, the licensor agreed to eliminate the 10% royalty and instead receive $500 per well serviced. The stock price at the time of the amendment was $4.55 per share, resulting in a $2,275,000 increase in the carrying value of the license. Blast did not make the December 2003 or January 2004 payment on the note payable. In February 2004, Blast and the licensor agreed to restructure the note payments. Blast issued the licensor 300,000 shares of common stock and $500,000 in cash for the unpaid amounts due under the original note. The 300,000 shares had a value of $1,920,000 with approximately $1,185,000 reducing the overall note balance and approximately $735,000 recognized as compensation expense.

At December 31, 2004 the total cost of the license was $5,025,000 with $549,167 of accumulated amortization. The license is being amortized on a straight-line method over the life of the patent, which is now 12.67 years. In March 2005, Blast agreed to sell the master license and retain a sub-license (see Note 22).

NOTE 6 – ACCRUED EXPENSES

Accrued expenses at December 31, 2004 consisted of the following:

Description	Amount
Liquidated damages (see Note 17)	$500,000
Accrued payroll	328,034
Litigation settlement (see Note 22)	240,000
Director fees	78,250
Interest	49,934
Other	74,514

$1,270,732

NOTE 7 – DEFERRED REVENUE

Blast bills some of its satellite bandwidth contracts in advance over periods ranging from 3 months to 36 months. Blast recognizes revenue evenly over the contract. Deferred revenue related to satellite services totaled $317,615, of which $235,737 will be recognized in 2005 and $81,878 will be recognized during 2006.

Deferred revenue also includes the unearned income of $18,989 related to the equipment financing lease discussed in Note 3.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - NOTES PAYABLE, RELATED PARTIES

Notes payable, related parties at December 31, 2004 consisted of the following:

One year unsecured notes with officers and directors, 8%, maturing on May 14, 2005, issued in connection with 40% warrant coverage to purchase Verdisys common stock at $2.00 per share during the term of the note.	$110,000

Convertible promissory notes with related individual and entity, 8%, maturing on May 31, 2006, issued in connection with 100% warrant coverage to purchase Verdisys common stock at $.001 per share until October 26, 2005, conversion rate of one share of common stock for every $2.00 of outstanding principal and unpaid interest.	200,000

Less: discount for warrants	58,296

251,704

Less: current maturities	102,326

Long-term debt, related parties	$149,378

NOTE 9 - NOTES PAYABLE

Notes payable at December 31, 2004 consisted of the following:

One year unsecured notes, 8%, maturing on May 14, 2005, issued in connection with 40% warrant coverage to purchase Verdisys common stock at $2.00 per share during the term of the note.	$75,000

Convertible promissory notes, 8%, maturing on December 31, 2005, issued in connection with 100% warrant coverage to purchase Verdisys common stock until December 31, 2005, conversion rate of one share of common stock for every $2.00 of outstanding principal and unpaid interest.	350,000

Note payable, individual, 10%, due on demand	50,000

Less: discount for warrants	74,148

$400,852

NOTE 10 - RELATED PARTY REVENUES

Energy 2000 NGC, Inc. (“Energy 2000”) is a subsidiary of Berg McAfee Energy, LLC, which is a wholly owned subsidiary of Berg McAfee Companies. Berg McAfee Companies are beneficial owners of more than 25% of Blast and Eric McAfee is a former Vice Chairman of the board and Chief Executive Officer of Blast. In April 2003, Blast signed a drilling service contract with Energy 2000, whereby Energy 2000 would have paid Blast a minimum of $1,800,000 for lateral drilling of 45 wells. This contract was a fixed amount due to Blast dependent upon the number of wells drilled and offshoot lateral bores drilled. In addition, Blast would receive an 80 percent interest in

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

the net operating income after payback from these properties and also be reimbursed for 20 percent of its field costs. In September, 2003 Blast entered into another contract with Energy 2000 for an additional 57 wells with terms similar to the original contract. This contract was suspended for lack of payment.

Natural Gas Systems, Inc. (“NGS”) is an independent company with substantial shareholdings owned by Eric McAfee. In September 2003, Blast signed a drilling service contract with NGS, whereby NGS would have paid Blast a minimum of $7,800,000 for lateral drilling of 120 wells. This contract was a fixed amount due to Blast dependent upon the number of wells drilled and offshoot lateral bores drilled. In addition, Blast would receive a 70 percent interest in the net operating income after payback from these properties. This contract was renegotiated in February 2004 to a smaller agreement with an initial four well commitment and removed the Blast’s rights to post-production. The contract was subsequently suspended.

Blast billed $666,250 and $153,960 to Energy 2000 and NGS, respectively, for services performed in 2003. Blast received $397,500 and $130,000, respectively. However, Blast has inadequate documentation to substantiate whether some of the services were performed. For Energy 2000, Blast was able to substantiate $328,750 of revenue leaving $68,750 in deferred revenue. Blast billed $20,547 and $2,000 to Energy 2000 and NGS, respectively, for expenses incurred in 2004. The amount billed to Energy 2000 was deemed uncollectible and the amount billed to NGS was collected. As of December 31, 2004, deferred revenues from related parties totaled $0. In October 2004, Blast entered into an agreement with Berg McAfee Companies, Energy 2000 and Eric McAfee to settle several outstanding legal issues. Under the agreement, Blast is entitled to retain the $68,750 and Energy 2000 has waived all claims to the funds.

NOTE 11 - INCOME TAXES

During 2004 and 2003, Blast incurred net losses and, therefore, had no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $18,000,000 at December 31, 2004, and will expire in the years 2019 through 2024.

At December 31, 2004, deferred tax assets consisted of the following:

Deferred tax assets
Net operating losses	$6,300,000
Less: valuation allowance	(6,300,000)

Net deferred tax asset	$0

The change in the valuation allowance for the years ended December 31, 2004 and 2003 totaled $1,800,000 and $4,383,879, respectively.

NOTE 12 - PREFERRED STOCK

650,000 and 760,000 shares of Series B preferred stock were issued in 2001 and 2002, respectively, for $.50 per share. In early 2003, Blast converted all 1,410,000 shares of Series B convertible preferred stock into 1,410,000 shares of common stock.

There are currently no preferred shares issued or outstanding. Blast currently has no authorized preferred stock.

NOTE 13 - COMMON STOCK

In the second quarter of 2003, Blast sold 1,239,000 shares of common stock in private placements for between $.50 and $.75 per share for total proceeds of $779,250 before $15,100 costs of fundraising.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

In the second quarter of 2003, Blast converted $1,506,190 of notes payable and accrued interest to investors to 2,890,688 shares of common stock.

In the second quarter of 2003, director and employee options were exercised at $.10 per share for 2,409,291 shares of common stock. In lieu of cash, Blast agreed to expense the exercise price as compensation of $240,929.

In the second quarter of 2003, warrants were exercised for 1,580,000 shares of common stock. $56,500 in cash was received for the exercise of 430,000 warrants, accounts payable was reduced by $95,000 for the exercise of 950,000 warrants and notes payable to investor was reduced by $20,000 for the exercise of 200,000 warrants.

In April 2003, Blast issued 2,000,000 shares of common stock purportedly to acquire the assets of QuikView, Inc. The shares were valued at $1,000,000 and have been accounted for as expense.

In June 2003, 100,000 shares valued at $75,000 were issued to a consultant.

In May 2003, Blast issued 33,333 shares of stock for a $16,666 reduction in accounts payable.

On July 18, 2003, Verdisys signed an Agreement and Plan of Merger with RDGI, a publicly-reporting inactive entity. The shareholders of Verdisys received 25,103,223 shares of RDGI in exchange for all of the 25,202,539 shares of Verdisys then outstanding. RDGI was renamed Blast and the former Verdisys Entity was extinguished. As of that transfer, Verdisys shareholders owned 94.4% of the outstanding stock and RDGI shareholders owned 1,500,000 shares or 1.6% of the combined entity.

In July and August 2003, Blast sold 609,000 shares of common stock at $2.00 per share in a private placement for total proceeds of $1,218,000. Offering costs consisted of 59,400 shares of restricted common stock and 9,501 warrants exercisable at $2.00 per share anytime through September 5, 2008.

In the third quarter of 2003, warrants were exercised for 269,547 shares of common stock. $177,751 in cash was received for the exercise.

In the third quarter of 2003, Blast issued 625,000 shares of common stock to the licensor of the lateral drilling license. 125,000 shares were for a reduction of the note payable by $250,000 and 500,000 were for an amendment to the royalty agreement. The 500,000 shares were valued at $2,275,000.

In September 2003, 144,903 shares granted in 2001, but never recorded, were issued to former employees and valued at the 2001 value of $52,160.

In October 2003, Blast sold 833,333 shares of common stock to Gryphon Master Fund, L.P. (“Gryphon”) at $6.00 per share for $5,000,000 total proceeds. Offering costs associated with the sale were $420,000 in cash, 83,334 warrants at $6.00 per share that expire October 24, 2008, 9,501 warrants at $2.00 per share that expire in September 2008 and 20,000 shares of common stock. The warrants are exercisable at any time prior to October 24, 2008 by paying cash at the exercise price or by electing a cashless exercise. In October 2004, Blast issued 277,778 additional shares of common stock for no additional compensation as the 30 day average closing price of Blast’s common stock dropped below $6.00 per share in the ten months subsequent to the agreement. After this issuance, a total of 1,111,111 common shares were issued for an effective average price of $4.50 per share.

In the fourth quarter of 2003, Blast issued 25,000 shares of common stock valued at $256,250 to a consultant for services.

In the fourth quarter 2003, warrants were exercised for 245,631 shares of common stock and options were exercised for 100,000 shares of common stock for $29,564 and $10,000, respectively.

In February 2004, Blast issued 300,000 shares of common stock as part of a renegotiation of a note associated with the lateral drilling license and the license agreement. The shares had a value of $1,920,000 with $1,184,808 reducing the note balance and $735,192 recognized as expense.

In the first quarter of 2004, warrants were exercised for 779,957 shares of common stock and options were exercised for 25,000 shares of common stock for $38,494 and $2,500, respectively. The exercised warrants included a cashless exercise of 400,000 warrants for 395,022 shares of common stock.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

In the second quarter of 2004, warrants were exercised for 57,658 shares of common stock and options were exercised for 344,583 shares of common stock for $5,766 and $34,458, respectively.

From May through June 2004, Blast sold 179,500 shares of common stock at a price of $2.00 per share in a private placement for total proceeds of $359,000. Two year warrants to purchase 71,800 shares of common stock at a price of $2.00 per share were issued in connection with the private placement. The proceeds were allocated between the common stock and the warrants based on their respective relative fair values. Offering costs consisted of 17,950 shares of common stock and 7,180 warrants exercisable at $2.00 per share until August 23, 2006.

During the third quarter of 2004, Blast issued 30,000 shares of common stock for commissions on a future fundraising effort. Blast also issued 300,000 shares of common stock for a lawsuit settlement valued at $213,000.

During the fourth quarter of 2004, Blast issued 104,000 shares of common stock in payment of consulting services valued at $52,000. Blast also sold 250,000 shares of common stock at a price of $0.30 per share in the fourth quarter to settle a dispute with a former consultant.

In October 2004, Blast issued 750,000 shares of common stock in a move to settle outstanding litigation matters. In a Settlement Agreement and Mutual Release (“Agreement) between Edge Capital Group, Inc. (“Edge”), Eric McAfee and Blast, the parties would release each other from any claims upon the completion of the terms of the Agreement (see Note 17). One of the provisions under the Agreement was that 250,000 shares of Blast common stock were issued to Edge and 500,000 shares of Blast common stock were issued to Eric McAfee.

During the fourth quarter of 2004, Blast sold 400,000 shares of common stock at a price of $0.50 per share to Berg McAfee. The sale had a provision that allows the buyer to re-price the shares to the extent Blast offers more favorable terms to third parties prior to March 31, 2005. This provision will result in the issuance of two year warrants to purchase 400,000 shares of Blast common stock at a price of $1.00 per share.

NOTE 14 - STOCK OPTIONS AND WARRANTS

Options

In April 2003, Blast granted options to purchase 780,000 shares of common stock to an employee, options to purchase 250,000 shares of common stock to non-employee directors and options to purchase 250,000 shares of common stock to an employee director. The options all have an exercise price of $0.10 per share and a ten year term. The market value at time of grant was $0.50 per share resulting in an intrinsic value of $512,000. 30,000 options vest monthly over four months, 750,000 options vest quarterly over three years and 500,000 options vest quarterly over one year.

In August 2003, Blast granted options to purchase 100,000 shares of common stock to an employee at an exercise price of $4.10 per share, the market price at the date of grant. The options vest quarterly over one year and have a five year term.

In December 2003, Blast granted options to purchase 500,000 shares of common stock to an officer/director with an exercise price of $9.55 per share, the market price at the date of grant. The options have a ten year term. 50,000 vest immediately, 50,000 were to vest by December 31, 2003 if Blast could collect all of the Edge disputed accounts receivable by December 31, 2003 and the remaining 400,000 options vest evenly over 12 months in 2004. Because Blast was unable to collect the accounts receivable from Edge, 50,000 of the 500,000 options were forfeited.

Blast recorded expense of $714,524 for the intrinsic value associated with options vesting in 2003. The expense is included in selling, general & administrative expense on the statement of operations.

In January 2004, Blast granted options to purchase 230,000 shares of common stock to officers and options to purchase 80,000 shares of common stock to non-employee directors at an exercise price of $4.28 per share, the market price at the date of grant. The options have a ten year term. The options granted to the officers vest quarterly over one year, while the options granted to the directors vested immediately.

In May 2004, Blast granted options to purchase 72,000 shares of common stock to non-employee directors at an exercise price of $2.20 per share, the market price at the date of grant. The options vest quarterly over one year and have a ten year term.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

In July 2004, Blast granted options to purchase 770,000 shares of common stock to officers at an exercise price of $0.90 per share, the market price at the date of grant. The options vest quarterly over three years and have a ten year term.

Blast recorded expense of $245,829 for the intrinsic value associated with options vesting in 2004. The expense is included in selling, general & administrative expense on the statement of operations.

Warrants

Blast issues warrant to non-employees from time to time. The board of directors has discretion as to the terms under which the warrants are issued. All warrants vest immediately unless specifically noted in warrant agreements.

In April 2003, Blast issued warrants to purchase 200,000 shares of common stock at $0.10 per share. Half of the warrants expire in January 2007 and the remainder expires in January 2008. The warrants have a fair value of $80,000 which was expensed when the warrants were granted.

During the summer of 2003, Blast negotiated settlements the two original founders for various debts recorded on the books at $576,000 by paying cash of $28,000 and issuing warrants to purchase 150,000 shares of common stock at $0.10 per share. The warrants were valued at $0.40 or $60,000, resulting in a contribution to capital of $488,000 (see Note 19).

During the fall of 2003, Blast issued warrants to purchase 92,835 shares of common stock, 83,334 at $6.00 per share that expire October 2008 and 9,501 at $2.00 per share that expire September 2008. The warrants were issued in connection with raising the $5,000,000 from Gryphon (see Note 13) and their fair value of $822,738 was treated as a cost of fundraising.

Blast issued warrants to purchase 2,644,438 shares of common stock in 2003 at an exercise price $0.10 per share. The fair value of $1,050,687 has been expensed accordingly in 2003.

In 2003, previously expired warrants to purchase 232,334 shares of common stock were extended and exercised. At the time of the extension Blast stock was selling for $0.50 per share in private placements and the warrant was exercised at $0.75 per share. Using the minimum value method, the modification resulted in no additional compensation expense.

In May 2004, Blast borrowed $185,000 under one year promissory notes issued to certain private investors with interest of 8%. Warrants to purchase 37,000 shares of our common stock at $2.00 per share were issued in connection with the notes (see Notes 8 and 9). The warrants have a term of one year. The notes have been discounted for the relative fair value of the warrants.

From May to June 2004, Blast issued warrants to purchase 71,800 shares of common stock at $2.00 per share in connection with the private placement that raised $359,000 (see Note 13). An additional warrant to purchase 7,180 shares of common stock at $2.00 per share was issued as part of the offering costs of the private placement. The warrants have a term of two years.

In July 2004, Blast issued $200,000 in convertible notes to third party lenders and warrants to purchase 100,000 shares of common stock at an exercise price of $0.001 per share. The warrants have a term of one year. We also issued $150,000 in convertible notes to third party lenders and warrants to purchase 75,000 shares of common stock at an exercise price of $0.01 per share. The warrants have a term of two years. The notes have been discounted for the relative fair value of the warrants (see Note 9).

In August 2004, Blast issued warrants to purchase 140,000 shares of common stock at $0.80 per share to certain subcontractors. The warrants vest at the rate of 20% immediately and then 20% every 90 days thereafter until fully vested. The warrants have a term of two years. The fair value of $98,000 was expensed in 2004.

In October 2004, Blast issued $200,000 in convertible notes to Berg McAfee Company and Eric McAfee ($100,000 each) and warrants to purchase 100,000 shares of common stock at $0.001 per share (see Note 8). The warrants have a term of one year. The notes have been discounted for the relative fair value of the warrants.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

In October 2004, Blast issued warrants to purchase 250,000 shares of common stock at $0.50 per share to Alberta Energy Holdings (“Alberta”) as part of a licensing agreement (see Note 17). The warrants have a term of three years. The fair value of $199,750 was expensed in 2004.

Summary information regarding options and warrants is as follows:

	Options	Weighted Average Share Price	Warrants	Weighted Average Share Price
Outstanding at December 31, 2002	9,502,189	$0.10	3,550,909	$0.33

Year ended December 31, 2003:
Granted	1,880,000	2.83	3,319,607	0.26
Exercised	(2,509,291)	0.10	(2,092,961)	0.10
Forfeited	(4,760,522)	0.23	(352,840)	0.31

Outstanding at December 31, 2003	4,112,376	1.35	4,424,715	0.38

Year ended December 31, 2004:
Granted	1,152,000	1.89	780,980	0.48
Exercised	(369,583)	0.10	(837,605)	0.10
Forfeited	(2,481,113)	1.47	(573,871)	0.18

Outstanding at December 31, 2004	2,413,680	$1.67	3,794,219	$0.49

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

Options outstanding and exercisable as of December 31, 2004:

	Outstanding		Exercisable Number of Shares
Exercise Price	Number of Shares	Remaining life
$0.10	5,000	6 years	5,000
0.10	118,556	7 years	118,556
0.10	954,792	8 years	685,790
9.55	183,332	9 years	183,332
4.28	310,000	9 years	252,500
2.20	72,000	9 years	36,000
0.90	770,000	10 years	128,333

	2,413,680		1,409,511

Warrants outstanding and exercisable as of December 31, 2004:

	Outstanding		Exercisable Number of Shares
Exercise Price	Number of Shares	Remaining life
$0.00 – 0.15	1,150,000	1 years	1,150,000
2.00	378,482	1 years	378,482
0.01 – 0.50	260,889	2 years	218,889
1.00	85,000	2 years	85,000
2.00	16,180	2 years	16,180
0.10 – 0.50	1,810,833	3 years	1,810,833
2.00	9,501	4 years	9,501
6.00	83,334	4 years	83,334

	3,794,219		3,752,219

NOTE 15 - CONCENTRATIONS

One customer accounted for 14% and 38% of total revenues in 2004 and 2003, respectively. Related parties accounted for 2% and 52% of total revenues in 2004 and 2003, respectively.

Blast at times has cash in bank in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. At December 31, 2004, Blast had $160,262 in cash in excess of FDIC insurance limits.

Blast performs ongoing credit evaluations of its customers’ financial condition and does not generally require collateral from them.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

NOTE 16 – COMMITMENTS & CONTINGENCIES

In August 2003, Blast obtained a 75% net revenue interest in property located in Monroe, Louisiana from a third party in exchange for agreeing to perform lateral drilling services on the property. In October 2003, Blast assigned the net revenue interest to Edge for $200,000. Edge only paid Blast $120,000. Blast agreed to refund the money to Edge if Blast did not deliver a lease between Edge and the original owner within 90 days if Edge desired. As of December 31, 2004, Blast had not delivered the necessary lease and Edge had the right under the agreement to request a refund of the $120,000 (see Note 20). Effective January 19, 2005, Blast, Edge and certain other parties entered in a settlement agreement and mutual release to fully settle and resolve disputes among the parties. Under the settlement, Blast will retain the $120,000 already received and both Edge and Blast will drop their claims in the dispute. See Note 22 for further details.

Under the terms of the Landers lateral drilling license (see Note 5), Blast is obligated to pay a royalty of $500 for every well in which that technology is utilized. The Landers license expires upon the expiration of the underlying patents, the earliest date being October 2013.

Under the terms of an exclusive worldwide licensing agreement for the application of Abrasive Fluid Jet (“AFJ”) cutting technique, Blast agreed to pay Alberta a $10,000 per month consulting fee for six months beginning on November 30, 2004. In addition, royalties are payable by Blast at the rate of $1,000 per well for services billed at $40,000 or less and for services above $40,000, a royalty of 2% per well is payable quarterly. As specific phases of the AFJ process are successfully applied, Alberta is entitled to receive four tranches of warrants to purchase 250,000 shares of common stock. The first tranche has already been issued (see note 14). The warrants have a three year term, with an exercise price of $0.62 per share for the pending tranches. The agreement also provides for the mutual sharing of the proceeds from the sale of the technology with Blast, subject to a maximum of $10 million. The AFJ license is for a term of ten years and automatically extends for additional two-year terms.

Three of Blast’s employees are under employment agreements. One agreement was entered into June 2003 and provides for a base salary of $150,000 in year one, $180,000 in year two and $210,000 in year three. The other agreements have a one year term but provide for one year renewals. One of the agreements is for a minimum base salary of $185,000, while the other agreement provides for a $20,000 escalation for two years from the original base salary of $175,000 in 2004.

NOTE 17 – LITIGATION

Lawsuits involving Edge Capital Group, Inc. (Settled)

Effective January 19, 2005, Edge, certain entities affiliated with Edge, Eric McAfee (Blast’s former Vice Chairman) and Blast, entered into a Settlement Agreement and Mutual Release to fully settle and resolve the disputes between Edge and its affiliated entities, Mr. McAfee, Blast’s directors and Blast (see Note 22). The settlement removed Blast’s liability for a $300,000 guarantee and deferred revenue of $497,000. In July 2003, Blast guaranteed Edge’s purchase of oil and gas properties from another entity for $450,000. Edge paid $150,000 and signed a note payable for $300,000 due in 2004. Edge defaulted on the note and had requested Blast to pay the amounts due. In June 2003, Blast signed an agreement to drill wells for Edge and Edge paid $497,000 in 2003. Edged had disputed whether services were actually performed and requested the $497,000 to be returned to their third party financing source but did not initiate any court action. Blast had inadequate documentation to substantiate what services were actually performed, so the revenue was deferred in 2003.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

Blast had initiated a lawsuit against Edge that requested a declaratory judgment that a purported agreement between Blast and Edge was not enforceable. It was filed in Montgomery County, Texas in February 2004. The lawsuit arose from Edge’s contention that one of Blast’s ex-officers committed the company to purchase certain oil and gas properties from Edge. Edge had filed a counterclaim against Blast and asserted claims against Dan Williams (Blast’s former President and CEO), Eric McAfee, Ron Robinson (Blast former CEO and current Board member), Andrew Wilson (Blast former CFO) and Blast current Board members Joseph Penbera, Frederick Ruiz, James Woodward and John Block. Edge has also made claims against Solarcom, L.L.C., DeLage Landen Financial Services, Inc., Andrew Wilson and Allen Voight. Edge had sought to enforce the agreement Blast challenged and alleged several causes of action including claims for fraud, breach of contract, negligence and conspiracy. Edge had asserted actual damages in excess of $85 million and had claimed punitive damages as well.

Edge and one of its apparent owners, Frazier Ltd., initiated a lawsuit in Summin County, Ohio against Blast, Solarcom, L.L.C., DeLage Landen Financial Services, Inc., and Firstmerit Bank, N.A. that sought an injunction against the draw against a letter of credit pledged as collateral for a credit advanced to Edge. Edge asserted that its transaction with Blast was the product of fraud and that its creditor, DeLage Landen as assignee from Solarcom, should not be allowed to draw against Edge’s letter of credit from Firstmerit. The Ohio state court denied Edge’s request for a temporary injunction. The pleadings in the Ohio action did not include any claim for damages from Blast.

Class Action Lawsuit (Settled)

In March 2005, Blast entered into an agreement, subject to court approval, to settle the class action lawsuit brought by former shareholders in March 2004 in the U.S. District Court for the Southern District. Under terms of the agreement, Blast will issue to the class 1,150,000 shares of common stock and pay up to $55,000 in legal and administrative fees for the plaintiffs. The lawsuit alleged that Blast and its former CEO, Dan Williams, and Blast’s former CFO, Andrew Wilson, violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder. The lawsuit alleged that defendants made material misstatements about Blast’s financial results. More specifically, the Complaints alleged that defendants failed to disclose and indicate: (1) that Blast had materially overstated its net income and earnings per share; (2) that Blast prematurely recognized revenue from contracts between Blast, Edge Capital and Energy 2000 in violation of GAAP and its own revenue recognition policy; (3) that Blast lacked adequate internal controls and was therefore unable to ascertain the true financial condition of the company; and (4) that as a result of recognizing revenue prematurely, Blast’s financial results were inflated at all relevant times. Blast had filed a motion to dismiss all actions in the litigation against it.

Securities and Exchange Commission Investigation Inquiries

Blast received notice in January 2004 that the Securities and Exchange Commission (“SEC”) has initiated a formal investigation into its reporting practices and public statements about Blast in 2003.

The SEC has requested substantiation and documentary evidence from Blast concerning the performance of certain lateral drilling services by subcontractors in the period from May 2003 to September 2003, supervision of such services by Blast’s executive management at the time, revenue recognition related to the performance of such services, the third quarter 2003 earnings restatement, public statements concerning the services performed, and related matters. The SEC has also requested information and documentary evidence related to Blast’s acquisition of certain assets of QuikView, Inc., a related party company, in June, 2003.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

Since December 2003, Blast has taken several steps to address issues related to the SEC’s inquiries, including the termination and replacement of the previous Chief Executive Officer and Chief Operating Officer and the reassignment of its Chief Financial Officer. Two directors have resigned from the Blast’s board and Blast has appointed a new CFO. Internal controls have been strengthened overall, particularly with respect to the public release of Blast information and the recognition of revenue. Blast had also initiated an internal investigation of the matters of concern to the SEC. Consequently, Blast restated its second and third quarter financial statements for fiscal year 2003 to reverse all revenue related to the aforementioned.

Blast is cooperating fully with the SEC, including the provision of numerous documents and voluntary testimony by its current executives. In December 2004, the staff of the SEC notified Blast that it was considering recommending that the SEC bring a civil injunction (including a possible permanent injunction and a civil penalty) against Blast alleging violations of provisions of the Sections 10(b), 13(b)(2)(A), 13(b)(2)(B) and 15(d) of the Securities Exchange Act of 1934 and rules promulgated thereunder in connection with the purchase and sale of securities of Blast, recordkeeping, internal controls, certification and disclosure obligations. Blast was notified of its right to make a Wells submission. Blast has provided information to the SEC setting forth the specific steps it has taken to upgrade the quality and effectiveness of its board of directors, replace the previous management team with industry experts, improve its recordkeeping, internal and disclosure controls, and revenue recognition procedures. Although Blast is working to bring the matter to a prompt conclusion, it cannot make any assurance that the investigation will be resolved positively or that it will not have negative effects on Blast’s limited resources or its ability to raise capital and use its stock as acquisition currency during the period of the investigation.

Claims by Investor (Partially Settled)

In February 2005, Blast entered into an Agreed Judgment and Order of Severance with Gryphon Master Fund, L.P. (“Gryphon”) as to all breach of contract claims related to Blast’s delay in registering common stock acquired by Gryphon in October 2003 (see Note 22). Under the terms of the Agreed Judgment, Blast is obligated to pay liquidated damages of $500,000 to Gryphon on or before September 30, 2005 (see Note 6). Additionally, Gryphon has agreed to abate their remaining claims and related discovery in the lawsuit against Blast until after September 30, 2005. Blast agreed to register the shares issued to Gryphon on or before March 2004 or be subject to certain liquidated damages. Gryphon made a claim against Blast for the maximum liquidated damages in an amount of $400,000. Gryphon has also claimed it has sustained actual damages in excess of $6.2 million. In July 2004, Gryphon filed a lawsuit in the state district court in Dallas County, Texas against Blast, alleging, among other things, breach of contract and securities fraud by Blast. In connection with the lawsuit, Gryphon requested liquidated damages, actual damages, punitive damages, interest, costs and attorneys’ fees among other claims Blast intends to vigorously defend itself in this matter with respect to the remaining claims of Gryphon. If Gryphon prevails, it may obtain significant damages that may have a material adverse effect on Blast’s financial condition.

Claims by Former CEO

In July 2004, Blast was informed that a former Chief Executive Officer of Blast filed a lawsuit against Blast for breach of contract and wrongful discharge. The lawsuit seeks relief in excess of $500,000 related to an alleged employment agreement and also seeks damages related to an excess of 4 million stock options claimed due pursuant to the alleged agreement. The lawsuit was filed in state court in San Diego, California. Blast intends to vigorously defend itself in this matter. If the plaintiff prevails, it may obtain significant damages that may have a material adverse effect on Blast’s financial condition.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

Energy 2000 (Settled)

In October 2004, Blast entered into an agreement with Berg McAfee Companies, Energy 2000 and Eric McAfee (collectively, “McAfee Group”) to settle several outstanding legal issues. Energy 2000 has agreed to settle a finder’s fee and lateral drilling services dispute by delivering 300,000 shares of NGS stock into escrow for Blast. Due to uncertainties on the liquidity of the shares, Blast has assigned no value to them as of December 31, 2004. Furthermore, to settle the “Lawsuits involving Edge Capital Group, Inc.”, the McAfee Group exchanged into escrow 500,000 shares of NGS stock for 500,000 shares of Blast common stock. In January 2005, the McAfee Group replaced the 500,000 shares of NGS stock with $625,000 in cash. Blast submitted that cash and an additional 250,000 shares of Blast common stock to Edge as part of the settlement. Blast also has agreed to dismiss the QuikView, Inc. lawsuit, which it had filed against certain individuals.

General

Blast has never been in bankruptcy, receivership or any similar legal proceeding. Other than the aforementioned legal matters, Blast is not aware of any other threatened legal proceedings. The foregoing is also true with respect to each officer, director and control shareholder as well as any entity owned by any officer, director and control shareholder, over the last five years.

As part of its regular operations, Blast may become party to various pending or threatened claims, lawsuits and administrative proceedings seeking damages or other remedies concerning its’ commercial operations, products, employees and other matters. Although Blast can give no assurance about the outcome of these or any other pending legal and administrative proceedings and the effect such outcomes may have on the company, except as described above, Blast believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided for or covered by insurance, will not have a material adverse effect on Blast’s financial condition or results of operations.

NOTE 18 – NON-CASH TRANSACTIONS ON CASH FLOW STATEMENT

	2004	2003
Seller financed purchase of license with note	$1,184,808	$2,650,000
Stock issued for license amendment	—	2,275,000
Stock issued for reduction of note payable on license	—	250,000
Contributions to capital by founders for debt forgiveness	—	488,000
Conversion of notes payable to common stock	—	1,245,000
Conversion of accrued interest on notes payable to common stock	—	261,190
Conversion of Series B preferred stock to common stock	—	705,000
Stock issued for accounts payable	51,977	16,666
Warrants exercised with notes payable	—	20,000
Warrants issued with notes payable	190,842	—

NOTE 19 - DEBT FORGIVENESS INCOME & CONTRIBUTION TO CAPITAL

During 2003, Blast negotiated settlements with 9 vendors for various debts originally recorded on the books at $520,501 for $43,600 cash and 33,333 shares of stock valued at $.50 or $16,666 resulting in debt forgiveness income of $460,235. During the same period, Blast negotiated settlements with the two original founders for various debts recorded on the books at $576,000 for $28,000 cash and 150,000 warrants exercisable at $.10 and valued at $.40 or $60,000 resulting in a contribution to capital of $488,000.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

NOTE 20 – GAIN ON SALE OF PROPERTY

In August 2003, Blast obtained a 75% net revenue interest in property located in Monroe, Louisiana from a third party in exchange for agreeing to perform lateral drilling services on the property. In October 2003, Blast assigned the net revenue interest to Edge for $200,000. Edge paid Blast $120,000 and agreed to pay the balance of $80,000 by March 31, 2004. Blast agreed to refund the money to Edge if Blast did not deliver a lease between Edge and the original owner within 90 days if Edge desired. Blast recognized a $120,000 gain for the monies received due to a $0 cost basis by Blast. The $80,000 was not collected and under terms of the Settlement Agreement and Mutual Release entered into with Edge effective January 19, 2005, Blast has relinquished its right to these funds. See Note 22 for further detail.

NOTE 21 – BUSINESS SEGMENTS

Blast has two reportable segments: (1) lateral drilling and (2) satellite service. A reportable segment is a business unit that has a distinct type of business based upon the type and nature of services and products offered.

Blast evaluates performance and allocates resources based on profit or loss from operations before other income or expense and income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The table on the next page reports certain financial information by reportable segment:

	For the Years Ended December 31,
	2004	2003
Revenues from external customers
Lateral drilling	$738,710	$466,194
Satellite service	714,634	419,247
	$1,453,344	$885,441
Depreciation and amortization
Lateral drilling	$499,631	$215,258
Corporate	13,075	4,434
	$512,706	$219,692
Operating loss [1]
Lateral drilling	$(1,521,185)	$(935,238)
Satellite service	(195,521)	(169,251)
Corporate	(3,757,368)	(6,618,973)
	$(5,474,074)	$(7,723,462)
Acquisition of equipment
Lateral drilling	$—	$767,420
Corporate	3,705	32,073
	$3,705	$799,493

[1] –	Operating loss is total operating revenue less operating expenses, selling general & administrative expenses, depreciation and amortization, bad debts and does not include other income and expense or income taxes.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

One customer of Blast lateral drilling, Maxim Energy, represented approximately 14% of total revenue in 2004. Energy 2000, a customer of Blast lateral drilling and a related party, represented approximately 38% of total revenue in 2003.

Blast assets at December 31, 2004 were as follows:

Lateral drilling	$5,030,476
Satellite service	73,936
Corporate	313,541
$5,417,953

All of Blast’s long-term assets are attributable to North America. The following table sets forth financial information with respect to Blast’s revenues by geographic area:

	2004	2003
North America United States	$1,279,053	$885,441
Africa	174,291	—
	$1,453,344	$885,441

NOTE 22 – SUBSEQUENT EVENTS

In January and February 2005, Blast issued 433,000 shares of common stock for $216,500 in a private placement for $0.50 per share. Two year warrants to purchase 433,000 common shares at $1.00 per share were attached to the common stock. Offering costs consisted of 15,800 shares of common stock and warrants to purchase 15,800 shares of common stock at $1.00 per share.

In January 2005, we issued 16,000 shares of common stock for the payment of leasing fees valued at approximately $8,000 and 10,666 shares of common stock to settle unpaid compensation issues with two former AgZone employees. Blast also issued 388,502 shares of common stock under a program to compensate our directors, employees, contractors and former employees for unpaid wages, commissions and director fees accrued in 2004.

Effective January 19, 2005, Blast, Edge, certain entities affiliated with Edge and Eric McAfee entered into a settlement agreement and mutual release to fully settle and resolve the disputes. As part of the settlement, Blast issued an aggregate of 750,000 shares of common stock along with warrants to purchase 750,000 shares of common stock to Edge. 250,000 shares were issued during October 2004 and the remaining 500,000 shares were issued in 2005 and were valued at $240,000. In addition, Blast agreed to provide Edge a drilling rig to provide certain lateral drilling services in return for a fee per well and a share of the revenues generated from each well drilled. At closing, we sublicensed our Landers horizontal drilling technology to Edge for a period of five years and for the purpose of marketing and using the technology and trade secrets within North America for the sole purpose of entering into production sharing transactions or joint ventures in oil and gas production. As part of the settlement, the parties to the agreement have agreed to a mutual release and have agreed to dismiss all pending claims and litigation between them upon performance of the obligations in the settlement agreement. The remaining obligations under the settlement agreement were performed by us.

In February 2005, Blast entered into an Agreed Judgment and Order of Severance with Gryphon as to all breach of contract claims related to Blast’s delay in registering common stock acquired by Gryphon in October 2003. Under the terms of the Agreed Judgment, Blast is obligated to pay liquidated damages of $500,000 to Gryphon on or before September 30, 2005. Additionally, Gryphon has agreed to abate their remaining claims and related discovery in the lawsuit against Blast until after September 30, 2005.

ANNUAL FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

On March 8, 2005, Blast entered in an Assignment of License Agreement with Maxim TEP, Inc. (“Maxim”). The President and Chief Executive Officer of Maxim is Dan Williams, a former president and CEO of Blast. Blast and Carl Landers entered into a license agreement on April 23, 2003 for the exclusive use of the Landers horizontal drilling process (see Note 5). Under the Assignment, Blast assigned to Maxim its rights in the license; all current and future negotiations for assignments, sublicenses or territorial royalty pertaining to the license and two lateral drilling rigs. The first rig is to be delivered upon payment of the first installment by Maxim and the second rig is to be delivered no later than June 30, 2005. As consideration, Maxim agreed to pay Blast a total of $1.3 million in cash and release a $270,000 credit obligation owed by Blast to Maxim. The cash payments will be made in four installments: $300,000 on March 9, 2005; $100,000 on March 18, 2005; $500,000 on June 3, 2005 and $400,000 on September 2, 2005. Blast will retain a non-exclusive sublicense interest as long as Blast pays all required royalties on which the Landers horizontal technology is utilized.

In March 2005, Blast entered into an agreement, subject to court approval, to settle the class action lawsuit brought by former shareholders in March 2004 in the U.S. District Court for the Southern District. Under the terms of the agreement, Blast would issue to the class 1,150,000 shares of common stock and pay up to $55,000 in legal and administrative fees for the plaintiffs.

QUARTERLY FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

BALANCE SHEET

(Unaudited)

March 31, 2005

Assets
Current Assets:
Cash	$169,856
Accounts receivable, net of allowance for doubtful accounts of $17,001	136,102
Lease receivable	50,000
Receivable from related party	375,000
Other current assets	75,381

Total Current Assets	806,339

Equipment, net of accumulated depreciation of $103,174	531,570
License, net of accumulated amortization of $637,505	3,987,495

Total Assets	$5,325,404

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$661,096
Accrued expenses	1,210,075
Deferred revenue	270,710
Customer deposits	101,850
Notes payable – related parties, net of unamortized discount of $2,521	107,479
Notes payable – other, net of unamortized discount of $53,643	421,357

Total Current Liabilities	2,772,567

Long Term Liabilities:
Notes payable – related parties, net of unamortized discount of $41,792	158,208
Deferred revenue, less current portion	48,543

Total Liabilities	2,979,318

Commitments & Contingencies

Stockholders’ Equity:
Common Stock, $.001 par value, 50,000,000 shares authorized; 36,051,830 shares issued and outstanding	36,052
Additional paid-in capital	27,419,393
Accumulated deficit	(25,109,359)

Total Stockholders’ Equity	2,346,086

Total Liabilities and Stockholders’ Equity	$5,325,404

See accompanying notes to financial statements.

79

QUARTERLY FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

STATEMENTS OF OPERATIONS

(Unaudited)

	For The Three Months Ended March 31,
	2005	2004
Revenue:
Satellite Services	$272,802	$91,750
Drilling Services	14,981	114,158

Total Revenue	287,783	205,908

Cost of Services Provided:
Satellite Services	173,803	164,078
Drilling Services	119,484	255,262

Total Cost of Services Provided	293,287	419,340

Gross Deficit	(5,504)	(213,432)

Operating Expenses:
Selling, general and administrative	1,034,627	2,031,079
Depreciation and amortization	118,148	129,823
Bad debts	10,000	—

Operating Loss	(1,168,279)	(2,374,334)

Other (Income) Expense:
Interest expense	51,261	33,569
Other income	(971)	(88,631)
Interest income	(4)	(9)

Total other (income) expense	50,286	(55,071)

Net Loss	$(1,218,565)	$(2,319,263)

Basic and diluted net loss per share	$(0.04)	$(0.08)
Weighted average shares outstanding	34,404,860	30,259,880

See accompanying notes to financial statements.

80

QUARTERLY FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2005	2004
Cash Flows From Operating Activities:
Net loss	$(1,218,565)	$(2,319,263)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services or litigation	962,395	735,192
Option and warrant expense	25,000	80,099
Amortization of note discount	34,488	—
Depreciation and amortization	118,148	129,823
Loss on sale of property	(971)	—
Bad debts	10,000	—
Change in working capital items	(419,306)	342,690

Net Cash Used In Operating Activities	(488,811)	(1,031,459)

Cash Flows From Investing Activities:
Proceeds from sale of license	400,000	—
Construction of equipment	(250,000)	—

Net Cash Provided By Investing Activities	150,000	—

Cash Flows From Financing Activities:
Proceeds from sale of stock	241,500	—
Proceeds from exercise of options and warrants	250	40,993
Proceeds from notes payable to stockholders	—	50,000
Payments on note payable related to license	—	(100,000)

Net Cash Provided By (Used In) Financing Activities	241,750	(9,007)

Net change in cash	(97,061)	(1,040,466)
Cash at beginning of period	266,917	1,373,627

Cash at end of period	$169,856	$333,161

Non-Cash Transactions:
Conversion of liabilities to common stock	$192,737	$—
Exchange of equipment for customer deposit	$175,000	$—
Exchange of equipment for accounts payable	$3,883	$—
Conversion of notes payable and accrued interest to common stock	$—	$1,920,000

See accompanying notes to financial statements.

81

QUARTERLY FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Blast Energy Services, Inc. (“Blast”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the Management’s Discussion and Analysis and the audited financial statements and notes thereto contained elsewhere in this registration statement. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for 2004 as reported elsewhere in this registration statement have been omitted.

NOTE 2 – GOING CONCERN

As shown in the accompanying financial statements, Blast incurred a net loss of $1.2 million for the three months ended March 31, 2005, has an accumulated deficit of $25.1 million and a working capital deficit of $2.0 million as of March 31, 2005. These conditions create an uncertainty as to Blast’s ability to continue as a going concern. Management is trying to raise additional capital. The financial statements do not include any adjustments that might be necessary if Blast is unable to continue as a going concern.

NOTE 3 – STOCK OPTIONS AND WARRANTS

Blast accounts for all stock-based employee compensation plans in accordance with Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), which permits the measurement of compensation expense in accordance with Accounting Principles Board Opinion 25 Accounting for Stock Issued to Employees (“APB 25”). Under APB 25, no stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to or in excess of the market value of the underlying common stock on the date of grant. Blast accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services. Common stock issued to non-employees and consultants is based upon the fair value of the services received or the fair value of the equity instruments issued whichever value is more reliably measurable.

In the first quarter of 2005, Blast granted 130,000 ten year options to employees with exercise prices at the then market price. The options vest quarterly over 36 months. There was no intrinsic value associated with the grants, however, fair value totaled $54,231.

In the first quarter of 2004, Blast granted 310,000 ten year options to officers and non-employee directors with exercise prices at the then market price of $4.28. The options to officers vest monthly over 12 months and the options to non-employee directors vest immediately. There was no intrinsic value associated with the grants, however, fair value totaled $1,200,623.

QUARTERLY FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

The following table illustrates the effect on net loss and net loss per share if Blast had applied the fair value provisions of SFAS No. 123 to stock-based employee compensation.

	2005	2004
Net loss as reported	$(1,218,565)	$(2,319,263)
Less: stock based compensation determined under fair value based method	(81,569)	(532,535)

Pro forma net loss	$(1,300,134)	$(2,851,798)

Basic and diluted net loss per common share:
As reported	$(.04)	$(.08)
Pro forma	$(.04)	$(.09)

The weighted average fair value of the stock options granted during 2005 and 2004 was $.42 and $4.28, respectively. Variables used in the Black-Scholes option-pricing model include (1) 2.0% risk-free interest rate, (2) expected option life is the actual remaining life of the options as of each year end, (3) expected volatility is 153% and 102%, respectively, and (4) zero expected dividends.

NOTE 4 – RECEIVABLE FROM RELATED PARTY

The receivable from related party is due from Energy 2000 NGC, Inc. (“Energy 2000”). In October 2004, Blast entered into an agreement with Berg McAfee Companies, Energy 2000 and Eric McAfee to settle several outstanding legal issues. At that time, Energy 2000 agreed to settle a finders fee and lateral drilling services dispute by delivering 300,000 shares of Natural Gas Systems, Inc. (“NGS”) stock into escrow for Blast. Due to uncertainties on the liquidity of the shares, Blast assigned no value to them as of December 31, 2004. On April 4, 2005, Blast received $375,000 from Energy 2000 and the NGS shares were released back to Energy 2000.

NOTE 5 – EQUIPMENT & LATERAL DRILLING LICENSE

On March 8, 2005, Blast entered in an Assignment of License Agreement with Maxim TEP, Inc. (“Maxim”). The President and CEO of Maxim is Dan Williams, a former President and CEO of Blast. Blast and Carl Landers entered into a license agreement on April 23, 2003 for the exclusive use of the Landers horizontal drilling process. Under the Assignment, Blast assigned to Maxim its rights in the license; all current and future negotiations for assignments, sublicenses or territorial royalty pertaining to the license. As consideration, Maxim agreed to pay Blast a total of $1.3 million over four installments: $300,000 on March 9, 2005; $100,000 on March 18, 2005; $500,000 on June 3, 2005 and $400,000 on September 2, 2005. Blast has received the two installments due in March of 2005 and as subsequent installments are received, the carrying value of the license will be reduced. Blast retains a non-exclusive sublicense provided Blast pays all required royalties on which the Landers horizontal technology is utilized.

In connection with the Assignment, Blast sold two of its three drilling rigs for the release of a customer deposit obligation that Blast owed Maxim. Maxim took delivery of the first rig during the quarter and the second rig will be delivered in the second quarter of 2005. The gain on the sale of the first rig of $41,890 has been deferred as Blast will recognize a loss on the second rig and the rigs were sold as a package. Blast will continue to depreciate the second rig until its delivery to Maxim.

QUARTERLY FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

NOTE 6 – ACCRUED EXPENSES

Accrued expenses at March 31, 2005 consisted of the following:

Description	Amount
Gryphon stock registration delay penalty	$500,000
Accrued payroll	459,259
Litigation settlement	55,000
Director fees	44,750
Interest	59,634
Other	91,432

$1,210,075

NOTE 7 – DEFERRED REVENUE

Blast bills some of its satellite bandwidth contracts in advance over periods ranging from 3 months to 36 months. Blast recognizes revenue evenly over the contract. Deferred revenue related to satellite services totaled $273,355, of which $224,812 will be recognized in the next twelve months.

Deferred revenue also includes unearned income of $4,008 related to the equipment financing lease receivable and $41,890 from the sale of a rig (See Note 5).

NOTE 8 – COMMITMENT

Blast entered into an Abrasive Fluid Jet Rig (“AFJ”) Construction Agreement with Alberta Energy Holdings Inc. (“Alberta”) in which Alberta will engineer, design, source and build the Blast AFJ Coiled Tubing Rig System for a lump-sum price of $850,000. Under the agreement the first $100,000 of budget overruns will be borne by Alberta, with additional overruns being the responsibility of Blast. As of March 31, 2005, Blast had expended $250,000 under the agreement. Blast anticipates the total cost of the rig under construction to approximate $1.1 million.

NOTE 9 – STOCKHOLDERS EQUITY

In March 2005, Blast entered into an agreement, subject to court approval, to settle the class action lawsuit brought by former shareholders in March 2004 in the U.S. District Court for the Southern District. Under the terms of the agreement, Blast would issue to the class 1,150,000 shares of common stock valued at $448,500 and pay up to $55,000 in legal and administrative fees for the plaintiffs.

In February 2005, Blast sold 83,333 shares of common stock at a price of $0.30 per share in continuation of a dispute settlement with a former consultant.

In January and February 2005, Blast issued 433,000 shares of common stock for $216,500 in a private placement for $0.50 per share. Two year warrants to purchase 433,000 common shares at $1.00 per share were attached to the common stock. Offering costs consisted of 15,800 shares of common stock and warrants to purchase 15,800 shares of common stock at $1.00 per share.

Effective January 19, 2005, Blast, Edge Capital Group, Inc. (“Edge”), certain entities affiliated with Edge and Eric McAfee entered into a settlement agreement and mutual release to fully settle and resolve the disputes between them. As part of the settlement, Blast issued an aggregate of 750,000 shares of common stock along with warrants to purchase 750,000 shares of common stock to Edge. 250,000 shares were issued during October 2004 and the remaining 500,000 shares were issued in 2005 and were valued at $240,000.

In January 2005, Blast issued 16,000 shares of common stock for the payment of leasing fees valued at approximately $8,000. In addition, 10,666 shares of common stock, valued at $5,226, were issued to settle unpaid compensation issues with two former employees.

QUARTERLY FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

During the first quarter of 2005, Blast issued 25,000 shares of common stock pursuant to warrant exercises for a total consideration of $250. Blast also issued 374,340 shares of common stock under a program to compensate its directors, employees, contractors and former employees for unpaid wages, commissions and director fees of $187,169 accrued in 2004.

NOTE 10 – LITIGATION

In March 2005, Blast entered into an agreement, subject to court approval, to settle the class action lawsuit brought by former shareholders in March 2004 in the U.S. District Court for the Southern District. Under the terms of the agreement, Blast would issue to the class 1,150,000 shares of common stock and pay up to $55,000 in legal and administrative fees for the plaintiffs.

In February 2005, Blast entered into an Agreed Judgment and Order of Severance with Gryphon Master Fund, L.P. (“Gryphon”) as to all breach of contract claims related to Blast’s delay in registering common stock acquired by Gryphon in October 2003. Under the terms of the Agreed Judgment, Blast is obligated to pay liquidated damages of $500,000 to Gryphon on or before September 30, 2005. Additionally, Gryphon has agreed to abate their remaining claims and related discovery in the lawsuit against Blast until after September 30, 2005.

Effective January 19, 2005, Blast, Edge, certain entities affiliated with Edge and Eric McAfee entered into a settlement agreement and mutual release to fully settle and resolve the disputes. As part of the settlement, Blast issued an aggregate of 750,000 shares of common stock along with warrants to purchase 750,000 shares of common stock to Edge. 250,000 shares were issued during October 2004 and the remaining 500,000 shares were issued in 2005. In addition, Blast agreed to provide Edge a drilling rig to provide certain lateral drilling services in return for a fee per well and a share of the revenues generated from each well drilled. Upon closing of the settlement, Blast will sublicense the lateral drilling technology to Edge for a period of five years and for the purpose of marketing and using the technology and trade secrets within North America for the sole purpose of entering into production sharing transactions or joint ventures in oil and gas production. As part of the settlement, the parties to the agreement have agreed to a mutual release and to dismiss all pending claims and litigation upon performance of the obligations in the settlement agreement. The remaining obligations under the settlement agreement were performed and the lawsuit was closed in April 2005. The settlement agreement was reflected in the 2004 Statement of Operations, but had a minimal impact as the settlement costs were offset by the write-off of previously accrued liabilities.

NOTE 11 – BUSINESS SEGMENTS

Blast has two reportable segments: (1) lateral drilling and (2) satellite communication. A reportable segment is a business unit that has a distinct type of business based upon the type and nature of services and products offered. Blast evaluates performance and allocates resources based on profit or loss from operations before other income or expense and income taxes. The table below reports certain financial information by reportable segment:

	For the Three Months Ended March 31,
	2005	2004
Revenues from external customers
Lateral drilling	$14,981	$114,158
Satellite communication	272,802	91,750

	$287,783	$205,908

Operating profit (loss) [1]
Lateral drilling	$(233,512)	$(1,006,119)
Satellite communication	48,217	(73,328)
Corporate	(982,984)	(1,294,887)

	$(1,168,279)	$(2,374,334)

[1] —	Operating loss is total operating revenue less operating expenses, selling general & administrative expenses, depreciation and amortization, bad debts and does not include other income and expense or income taxes.

QUARTERLY FINANCIAL STATEMENTS

BLAST ENERGY SERVICES, INC. (FORMERLY VERDISYS, INC.)

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

NOTE 12 – SUBSEQUENT EVENT

Blast has entered into an agreement to develop up to five abrasive jetting rigs with Advanced Drilling Systems, LLC (“ADS”), a Delaware private investment group partially owned by a major Blast shareholder. The arrangement involves ADS putting up 100% of the capital investment and the two parties sharing in the expected revenues from the program.

The terms of the agreement include funding of Blast’s first abrasive fluid jetting rig for $1.2 million gross and $1.1 million net of placement fees. As of May 3, 2005, ADS had not provided any funding to Blast under the terms of the agreement. Revenues will be shared on the basis of allocating 80% to Blast and 20% to ADS before payout of the investment. After payout, the allocations change to 90% to Blast and 10% to ADS for the remaining term of the agreement. ADS shall provide the capital and retain title to the rig for a period of 10 years while Blast manages the development, construction and operation of the rig over its entire life.

After funding the first rig, ADS shall have the option to fund up to four additional rigs under the program for a total of five abrasive fluid jetting rigs. Blast shall have the option to purchase each of the rigs at the end of 10 years for a fee of $50,000.

We have not authorized any dealer, salesperson or other person to give you written information (other than this prospectus) or to make any representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sale made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date thereof.

Until September 29, 2005, 90 days after the date of this Prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

BLAST ENERGY SERVICES, INC.

5,191,870 Shares

Common Stock

PROSPECTUS

July 1, 2005